                                SCHEDULE 14A
                               (Rule 14a-101)
                      Information Required in Proxy Statement

                           SCHEDULE 14A INFORMATION
                 Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934


    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
      / /  Preliminary Proxy Statement
      / / Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
      /X/  Definitive Proxy Statement
      / /  Definitive Additional Materials
      / / Soliciting Material Pursuant to Section 240.14-11(c) or Section 240.14a-12


                              U.S. Bancorp
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  /X/  No fee required.

  / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------
      (2) Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

          ---------------------------------------------------------------------
      (4) Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
      (5) Total fee paid:

          ---------------------------------------------------------------------

  / / Fee paid previously with preliminary materials:

  / / Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:

          ---------------------------------------------------------------------
      (2) Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
      (3) Filing Party:

          ---------------------------------------------------------------------
      (4) Date Filed:

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

           [LOGO OF U.S. BANCORP]
           601 Second Avenue South
           Minneapolis, Minnesota 55402


                                                                  March 17, 1998

To Our Shareholders:

    You are cordially invited to attend the 1998 Annual Meeting of Shareholders of U.S. Bancorp, which will be held at 2:00 p.m., local time, on Wednesday, April 22, 1998, at the Minneapolis Convention Center, 1301 Second Avenue South, Minneapolis, Minnesota 55403. For your convenience, a map showing the location of the Minneapolis Convention Center is provided on the back of the accompanying Proxy Statement.

    As you know, the Company previously was named First Bank System, Inc. On August 1, 1997, Portland, Oregon-based U. S. Bancorp merged with and into the Company and the Company changed its name to U.S. Bancorp. This will be the first Annual Meeting of Shareholders of the Company following the merger.

    Holders of record of the Company's Common Stock as of March 2, 1998 are entitled to notice of and to vote at the 1998 Annual Meeting.


    In addition to the election of Directors at this year's Annual Meeting, you will be considering a proposal to increase the number of authorized shares of capital stock. Your Board of Directors has approved a three-for-one stock split in the form of a 200% stock dividend, to be paid on May 18, 1998 to shareholders of record on May 4, 1998, conditioned on shareholder approval of this proposal. The proposed stock dividend reflects our continued confidence in the Company's future financial performance.


    We hope you will be able to attend the meeting. However, even if you anticipate attending in person, we urge you to promptly mark, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope to ensure that your shares will be represented. If you attend, you will, of course, be entitled to vote in person. IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND RETURN THE ENCLOSED BUSINESS REPLY POSTCARD TO REQUEST AN ADMISSION TICKET, WHICH WILL BE MAILED TO YOU PRIOR TO THE MEETING DATE.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.


  Sincerely,

/s/ Gerry B. Cameron                     /s/ John F. Grundhofer
  Gerry B. Cameron                       John F. Grundhofer
  CHAIRMAN OF THE BOARD                  PRESIDENT AND
                                         CHIEF EXECUTIVE OFFICER

           [LOGO OF U.S. BANCORP]
           601 Second Avenue South
           Minneapolis, Minnesota 55402


                 NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS

                      TO BE HELD WEDNESDAY, APRIL 22, 1998

    The 1998 Annual Meeting of Shareholders of U.S. Bancorp (the "Company") will be held at the Minneapolis Convention Center, 1301 Second Avenue South, Minneapolis, Minnesota 55403 on Wednesday, April 22, 1998, at 2:00 p.m., local time, for the following purposes:

    1.  To elect five persons to the Board of Directors.

    2. To consider and act upon a proposal to amend Article FOURTH of the Restated Certificate of Incorporation to increase the authorized capital stock of the Company to 1,550,000,000 shares, consisting of 50,000,000 shares of Preferred Stock, par value $1.00 per share, and 1,500,000,000 shares of Common Stock, par value $1.25 per share.

    3. To consider and act upon a proposal to ratify the selection by the Board of Directors of the firm of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1998.


    4. To transact such other business as may properly come before the meeting, including, if introduced at the meeting, taking action upon the resolution quoted under the heading "Shareholder Proposals--Proposal IV. Annual Election of Directors" in the accompanying Proxy Statement proposing annual election of all Directors and the elimination of the Company's classified Board of Directors.


    Only shareholders of record at the close of business on March 2, 1998 will be entitled to notice of and to vote at the meeting and any adjournment or postponement thereof. A list of such holders will be available for examination by any shareholder for any purpose germane to the meeting during ordinary business hours for ten days prior to the meeting at the Company's headquarters, 601 Second Avenue South, Minneapolis, Minnesota.


March 17, 1998                                 By Order of the Board of Directors

                                               /s/ Lee R. Mitau
                                               Lee R. Mitau
                                               SECRETARY


    PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND RETURN THE ENCLOSED BUSINESS REPLY POSTCARD TO REQUEST AN ADMISSION TICKET, WHICH WILL BE MAILED TO YOU PRIOR TO THE MEETING DATE.

                                PROXY STATEMENT


                               TABLE OF CONTENTS


GENERAL MATTERS.......................................................................          1

  Voting, Execution and Revocation of Proxies.........................................          1

  Annual Report.......................................................................          2

  Principal Shareholders..............................................................          2

PROPOSAL I. ELECTION OF DIRECTORS.....................................................          3

  The Board of Directors..............................................................          3

  Nominees for Election as Directors..................................................          3

  Meetings of Board of Directors and Committees.......................................          3

  Information Regarding Nominees and Other Continuing Directors.......................          6

PROPOSAL II. AMENDMENT OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION.........         13

  Description of the Proposed Certificate Amendment and Vote Required.................         13

  Purposes and Effects of Increasing the Authorized Capital Stock.....................         13

  Purposes and Effects of Proposed Three-for-One Stock Split..........................         14

  Effective Date of the Certificate Amendment and Issuance of Shares For Stock
    Split.............................................................................         15

  Recommendation of the Board of Directors............................................         16

PROPOSAL III. SELECTION OF AUDITORS...................................................         16

SECURITY OWNERSHIP OF MANAGEMENT......................................................         17

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE...............................         19

EXECUTIVE COMPENSATION................................................................         20

  Report of the Compensation and Human Resources Committee on Executive
    Compensation......................................................................         20

  Employment Contracts for the Named Executive Officers...............................         24

  Summary Compensation Table..........................................................         25

  Stock Options.......................................................................         26

  Personal Retirement Account.........................................................         28

  Old USB Retirement Plan.............................................................         28

  Supplemental Executive Retirement Plan..............................................         30

  Compensation Committee Interlocks and Insider Participation.........................         30

COMPARATIVE STOCK PERFORMANCE.........................................................         31

CERTAIN TRANSACTIONS..................................................................         32

  Stock Repurchases...................................................................         32

  Loans to Management.................................................................         32

  Other Transactions..................................................................         33

POLICY ON CONFIDENTIAL VOTING.........................................................         33

SHAREHOLDER PROPOSALS.................................................................         33

  PROPOSAL IV. ANNUAL ELECTION OF DIRECTORS...........................................         34

AVAILABILITY OF FORM 10-K.............................................................         35

                                GENERAL MATTERS

    This Proxy Statement has been prepared on behalf of the Board of Directors by management of U.S. Bancorp (the "Company") and is furnished in connection with the solicitation of proxies for the Annual Meeting of Shareholders of the Company to be held on April 22, 1998 and any adjournment or postponement thereof. This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about March 17, 1998.

    The Company previously was named First Bank System, Inc. On August 1, 1997, Portland, Oregon-based U. S. Bancorp ("Old USB") merged with and into the Company (the "Merger") and the Company changed its name to U.S. Bancorp. This will be the first Annual Meeting of Shareholders of the Company following the Merger.

    The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, officers and other employees of the Company may solicit proxies by telephone, special communications or in person but will receive no special compensation for such services. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material and annual reports to the owners of the stock in accordance with the New York Stock Exchange schedule of charges. The Company has engaged MacKenzie Partners, Inc. to assist in proxy solicitation for an estimated fee of $10,000 plus out-of-pocket expenses.


    The Company's principal executive offices are located at 601 Second Avenue South, Minneapolis, Minnesota 55402, and its telephone number is (612) 973-1111.


VOTING, EXECUTION AND REVOCATION OF PROXIES


    Holders of record of the Company's Common Stock as of March 2, 1998 are entitled to vote at the Company's Annual Meeting. As of that date, there were approximately 248,173,498 shares of Common Stock of the Company outstanding. Each share is entitled to one vote. There is no cumulative voting. Although the Company's Bylaws require the presence, in person or by proxy, of not less than one-third of the total number of shares of Common Stock outstanding and entitled to vote for purposes of a quorum at the Annual Meeting, under Delaware law, the proposal to adopt the amendment to the Company's Restated Certificate of Incorporation (the "Certificate Amendment Proposal") must be approved by the holders of a majority of the outstanding shares of Common Stock. When stock is registered in the name of more than one person, each such person should sign the proxy card. If the proxy card is signed as an attorney, executor, administrator, trustee, guardian or in any other representative capacity, the signer's full title should be given. If the shareholder is a corporation, the proxy card should be signed in its corporate name by an executive or other authorized officer.


    If a proxy card is properly executed and returned in the form enclosed, it will be voted at the meeting as follows, unless otherwise specified by the shareholder therein: (i) FOR the election as Directors of all the nominees listed herein; (ii) FOR the Certificate Amendment Proposal; (iii) FOR the ratification of the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1998; and (iv) if such proposal is introduced at the meeting, AGAINST the shareholder proposal quoted under the heading "Shareholder Proposals -- Proposal IV. Annual Election of Directors." The Board of Directors does not know of any other matters to come before the 1998 Annual Meeting of Shareholders. If any other matters are brought before the meeting, however, the accompanying proxy card will confer discretionary authority with respect to any such other matters. Shares held in the Company's Capital Accumulation Plan, a 401(k) plan ("CAP"), for which a proxy is not received at least ten days prior to the meeting will be voted by the trustee in the same proportion as votes actually cast by CAP participants, in accordance with the terms of the CAP. A proxy may be revoked at any time before being exercised by delivery to the Secretary of the Company of a written notice of termination of the proxy's authority or a duly executed proxy card or ballot bearing a later date.

    If an executed proxy card is returned and the shareholder has explicitly abstained from voting on any matter or, in the case of the election of Directors, has withheld authority to vote with respect to any or all of the nominees, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter or, in the case of the election of Directors, in favor of such nominee or nominees. Under the rules of The New York Stock Exchange, Inc. (the "NYSE"), brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the Certificate Amendment Proposal and the shareholder proposal described under "Shareholder Proposals -- Proposal IV. Annual Election of Directors" without specific instructions from such customers. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matters. If any other matters are properly brought before the meeting, including, among other things, a motion to adjourn or postpone the meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the Certificate Amendment Proposal or to permit the dissemination of information germane to the meeting, one or more of the persons named in the proxy card will vote the shares represented by such proxy upon such matters as determined in their discretion; provided, however, that no proxy that is voted against the Certificate Amendment Proposal will be voted in favor of any such adjournment or postponement for the purpose of soliciting additional proxies. Given that Delaware law requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock to approve the Certificate Amendment Proposal, abstentions and broker non-votes will have the same effect as votes against the approval of such proposal.


ANNUAL REPORT

    The U.S. Bancorp 1997 Annual Report to Shareholders and Annual Report on Form 10-K, including financial statements for the year ended December 31, 1997, accompanies this Proxy Statement.

PRINCIPAL SHAREHOLDERS

    The following table sets forth information as of March 2, 1998 with respect to shares of the Company's Common Stock which are held by the only persons known to the Company to be beneficial owners of more than 5% of such stock. For purposes of this Proxy Statement, beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission and means generally the power to vote or dispose of securities, regardless of any economic interest therein.


                                                                                               COMMON STOCK
                                                                                            BENEFICIALLY OWNED
                                                                                       ----------------------------
NAME OF SHAREHOLDER                                                                         SHARES         PERCENT
-------------------------------------------------------------------------------------  -----------------  ---------
FMR Corp. ...........................................................................      13,797,182(1)      5.56%
82 Devonshire Street
Boston, Massachusetts 02109


------------------------

(1) Information is based solely on a Schedule 13G filed with the Securities and Exchange Commission by FMR Corp. ("FMR") on February 11, 1998 with respect to shares held as of December 31, 1997. The Schedule 13G indicates that Fidelity Management & Research Company, a registered investment adviser and wholly owned subsidiary of FMR, beneficially owns 12,386,602 of such shares; Fidelity Management Trust Company, a bank and wholly owned subsidiary of FMR, beneficially owns 1,310,580 of such shares; and Fidelity International Limited, an investment adviser and affiliate of FMR, beneficially owns 100,000 of such shares. Of the 13,797,182 shares beneficially owned by FMR, FMR has sole voting power with respect to 1,022,580 shares, shared voting power with respect to no shares, and sole dispositive power with respect to 13,797,182 shares.

                       PROPOSAL I. ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS


    Pursuant to the Bylaws of the Company, the Board of Directors has the authority to determine the number of Directors from time to time (provided that, pursuant to the Company's Restated Certificate of Incorporation, such number may not be less than 12 or more than 30). The Company's Board of Directors has determined that the number of Directors of the Company will be reduced from 26 to 18 immediately following the 1998 Annual Meeting. Directors Franklin G. Drake (Class I), John B. Fery (Class III), Norman M. Jones (Class II), Kenneth A. Macke (Class III), Allen T. Noble (Class II), Richard L. Robinson (Class II), N. Stewart Rogers (Class III) and Benjamin R. Whiteley (Class I) are expected to retire at the 1998 Annual Meeting in accordance with the Company's retirement policy for Directors described below.


    Commencing with the election of Directors at the annual meeting of shareholders in 1986, the Directors were divided into three classes: Class I, Class II and Class III, each such class, as nearly as possible, to have the same number of Directors. The term of office of the Class III Directors will expire at the annual meeting in 1998, the term of office of the Class I Directors will expire at the annual meeting in 1999, and the term of office of the Class II Directors will expire at the annual meeting in 2000. At each annual election of Directors, the Directors chosen to succeed those whose terms have then expired shall be identified as being of the same class as the Directors they succeed and shall be elected for a term expiring at the third succeeding annual election of Directors. Vacancies and newly created directorships resulting from an increase in the number of Directors may be filled by a majority of the Directors then in office and the Directors so chosen will hold office until the next election of the class for which such Directors shall have been chosen and until their successors are elected and qualified. The accompanying proxy may not be voted for more than five Directors.

NOMINEES FOR ELECTION AS DIRECTORS

    It is intended that proxies accompanying this Proxy Statement will be voted at the meeting FOR the election to the Board of Directors of the nominees named, unless authority to vote for one or more of the nominees is withheld as specified in the proxy card. The affirmative vote of a majority of the shares of the Company's Common Stock present in person or represented by proxy at the meeting and entitled to vote is necessary for the election of each nominee. Cumulative voting is not permitted. Class III Directors are to be elected at the meeting for a three-year term expiring at the annual meeting in 2001 and until their successors are elected and qualified. Nominees for Class III Directors are Carolyn Silva Chambers, Arthur D. Collins, Jr., John F. Grundhofer, Delbert W. Johnson and Jerry W. Levin. All of these nominees are presently serving as Class III Directors. If any of the nominees should be unavailable to serve as a Director, an event which is not anticipated, the persons named as proxies reserve full discretion to vote for any other persons who may be nominated.

MEETINGS OF BOARD OF DIRECTORS AND COMMITTEES

    During 1997, the Board of Directors of the Company held six regular meetings and three special meetings. The Board has established the following committees to perform their assigned functions: Executive Committee, Audit Committee, Credit Policy and Community Responsibility Committee, Compensation and Human Resources Committee, Finance Committee and Governance Committee. During the past year, the Executive Committee did not meet, the Audit Committee met five times, the Credit Policy and Community Responsibility Committee met four times, the Compensation and Human Resources Committee met eleven times, the Finance Committee met three times and the Governance Committee met six times. Incumbent Directors' attendance at Board and Committee meetings averaged 92% during 1997 and each incumbent member of the Board of Directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of the Committees on which such Director served.

    The members of the Executive Committee are John F. Grundhofer (Chair), Gerry
B. Cameron (Vice Chair), Roger L. Hale, Norman M. Jones, Edward J. Phillips, S. Walter Richey and Richard L. Schall. The Executive Committee is charged with acting with the authority of the Board of Directors when the Board is not in session, subject to applicable limitations set forth in the Company's Bylaws and under Delaware law.

    The members of the Audit Committee are Roger L. Hale (Chair), Richard L. Schall (Vice Chair), Linda L. Ahlers, Arthur D. Collins, Jr., Franklin G. Drake, Delbert W. Johnson, Kenneth A. Macke, Allen T. Noble, Edward J. Phillips, Richard L. Robinson and Benjamin R. Whiteley. The Audit Committee is charged with assisting the Board in discharging its statutory and fiduciary responsibilities for external and internal audits and the monitoring of accounting and financial reporting practices, determining that adequate administrative and internal accounting controls are in place and that they operate in accordance with prescribed procedures and codes of conduct, and reviewing certain financial information that is distributed to shareholders and the general public.

    The members of the Credit Policy and Community Responsibility Committee are Edward J. Phillips (Chair), Peter H. Coors (Vice Chair), Linda L. Ahlers, Carolyn Silva Chambers, Joshua Green III, John F. Grundhofer, Roger L. Hale, Delbert W. Johnson, Norman M. Jones and Richard L. Schall. The Credit Policy and Community Responsibility Committee reviews lending and credit administration policies, practices and controls for the Company. The Committee reviews the adequacy of written credit policies, monitors significant lending and credit quality trends and summaries of examination reports, and approves the adequacy of the Company's allowance for credit losses. The Committee also has general oversight responsibility for the Company's policy and performance under the Community Reinvestment Act.

    The members of the Compensation and Human Resources Committee are S. Walter Richey (Chair), Jerry W. Levin (Vice Chair), Arthur D. Collins, Jr., Robert L. Dryden, Delbert W. Johnson, Richard L. Knowlton, Kenneth A. Macke, Paul A. Redmond and Richard L. Robinson. The Compensation and Human Resources Committee is charged with oversight responsibility for executive management performance, the adequacy and effectiveness of compensation and benefit plans and employee programs, and senior management succession planning. In addition, the Committee makes recommendations to the Board of Directors regarding remuneration for senior management and Directors and adoption of employee compensation and benefit plans, and is charged with the administration of such plans, including the granting of stock incentives or other benefits.

    The members of the Finance Committee are Norman M. Jones (Chair), Arthur D. Collins, Jr. (Vice Chair), Harry L. Bettis, Gerry B. Cameron, John F. Grundhofer, Jerry W. Levin, S. Walter Richey, N. Stewart Rogers and Walter Scott, Jr. The Finance Committee reviews and approves and monitors compliance with policies governing capital adequacy, dividends, interest rate sensitivity and liquidity for the Company, as well as policies governing the use of derivatives and the investment portfolio. The Committee makes recommendations to the Board of Directors regarding the sale and issuance and repurchase of debt and equity securities and reviews other actions regarding the common and preferred capital of the Company.

    The members of the Governance Committee are Richard L. Schall (Chair), Roger
L. Hale (Vice Chair), John B. Fery, John F. Grundhofer, Norman M. Jones, Edward
J. Phillips, S. Walter Richey and Walter Scott, Jr. The Committee serves as a forum for ideas and suggestions to improve the quality of stewardship provided by the Board of Directors. The Committee reviews the charters of the various Board Committees to ensure they reflect the Company's commitment to effective governance. The Committee also manages the Board performance review process, assists the Board by identifying, attracting and recommending candidates for Board membership and administers the Director retirement policy. The Committee recommends to the Board those persons whom it believes should be nominees for election as Directors. The Committee will consider qualified nominees recommended by shareholders. Any such recommendation for the 1999 election of Directors should be submitted in writing to the Secretary of the Company so as to be received no later than 90 days in advance of the 1999 Annual Meeting of Shareholders. Such recommendation must include information specified in the Company's Bylaws that will enable the Governance Committee to evaluate the qualifications of the recommended nominee.

    It is the Company's policy that a Director shall retire as of the annual meeting of shareholders following the earlier of either 12 years of service or such Director's sixty-seventh birthday. Notwithstanding this policy, however, the Board of Directors may, in consultation with the Governance Committee, ask a particular Director to continue service beyond the normal retirement date. The Board has requested that Mr. Schall, who is 68 and otherwise would have retired at the 1997 Annual Meeting of Shareholders in accordance with the Company's policy, continue to serve as a Director through his current term, and he has agreed to do so. Mr. Schall is a Class I Director whose term expires at the 1999 Annual Meeting of Shareholders. One of the nominees for election as a Class III Director, Carolyn Silva Chambers, will turn 67 prior to the 1999 Annual Meeting, which will be prior to the expiration of her term at the 2001 Annual Meeting, if she is elected.

    The Company has a Director Retirement and Death Benefit Plan (the "Plan") which provides for payments to non-employee Directors after they cease to be Directors. In January 1997, the Board of Directors determined to freeze benefits under the Plan for Directors then-serving and terminate the Plan for new Directors, both effective as of April 30, 1997. Plan benefits are payable to persons who have completed 60 months of service as a Director (measured as provided in the Plan). Benefits accrue in the amount of the annual retainer in effect on the date a Director's service terminates multiplied by the number of years of service, not to exceed 10 years. Benefits are paid in annual installments over a 10-year period. If a Director retires after reaching age 67 or after completion of 12 years of service, the Director receives lifetime payments not limited to 10 years calculated based on the annual retainer in effect on the date of retirement (provided that for eligible, current Directors, retirement benefits will be based on the annual retainer and each Director's service as of April 30, 1997 (except that additional service after such date may be considered in determining the form of benefit to be paid)). A Director who retires after 12 years of service but who is not then 67 does not receive the first payment until age 67. In the event of a Director's death, a lump sum payment may be made. In the event of certain types of changes of control of the Company, benefits payable under the Plan will be paid in a lump sum within 30 days thereof.

    Directors who are not employees of the Company receive an annual retainer of $23,000, with the exception of the Chair of the Audit Committee who receives an annual retainer of $24,000, plus all such Directors receive $1,000 for each meeting of the Board attended. In addition, non-employee Committee Chairs receive $2,000 and non-employee Directors receive $1,000 for each Committee meeting attended.

    Directors are offered the opportunity to defer all or a part of their Director compensation in accordance with the terms of the Deferred Compensation Plan for Directors. Under such plan, a Director may defer all retainer and meeting fees until such time as the Director ceases to be a member of the Board. In the event of certain types of changes of control of the Company, the plan will terminate and all deferred amounts will be paid in a lump sum within 30 days thereof. Directors also may elect to use their Director compensation to purchase shares of the Company's Common Stock through the Employee Stock Purchase Plan upon substantially the same terms and conditions as apply to employees. Directors may purchase shares of Common Stock with all or any portion of the fees earned as a Director of the Company. The purchase price is the lower of (a) 85% of the fair market value of the Company's Common Stock on the first day of the purchase period, or (b) 85% of the fair market value of the Company's Common Stock on the last day of the purchase period. On the last business day of the purchase period, each participant receives the number of shares of the Company's Common Stock that can be purchased with the participant's accumulated deductions at the established purchase price.

    Under the Company's 1997 Stock Incentive Plan, each non-employee Director of the Company receives options to purchase 2,500 shares of the Company's Common Stock upon first being elected to the


Board of Directors and, thereafter, options to purchase 1,700 shares of the Company's Common Stock on the date of each annual meeting of shareholders if such Director's term of office continues after such annual meeting. Each option granted to a non-employee Director upon initial election to the Board or as of the date of each annual meeting of shareholders is exercisable in full as of the date of grant, has an exercise price per share equal to the fair market value of a share of Common Stock as of the date of grant, is nontransferable except to family members or family trusts or partnerships, and expires on the tenth anniversary of the date of grant. Such options granted to non-employee Directors include provisions entitling the optionee to a further option (a "reload option") if the optionee exercises an option, in whole or in part, by surrendering other shares of the Company's Common Stock or if shares of the Company's Common Stock are delivered or withheld as payment of an amount representing income tax obligations in connection with the exercise of an option, which reload options shall be for the number of shares of the Company's
Common Stock surrendered as part or all of the exercise price plus the number of shares, if any, delivered or withheld as payment of an amount representing income tax obligations in connection with the exercise of an option.


    As required by the merger agreement relating to the Company's acquisition of Metropolitan Financial Corporation in January 1995, the Company entered into a consulting agreement with Norman M. Jones engaging Mr. Jones for a three-year period as an independent consultant to assist the Company in identifying and contacting, on behalf of the Company, potential financial institution acquisition candidates. The agreement further provides that the Company is required to use its best efforts to secure the election of Mr. Jones to the Company's Board of Directors for a term of at least three years. The agreement provides that Mr. Jones will be paid cash compensation of $200,000 annually for such services, including his service as a Director of the Company. Mr. Jones is expected to retire at the 1998 Annual Meeting of Shareholders in accordance with the Company's retirement policy for Directors, discussed above.

    A portion of the cost of premiums incurred by non-employee Directors of the Company who were former Directors of West One Bancorp for health care insurance coverage of such Directors and their dependents will be subsidized or reimbursed by the Company upon request, provided that no portion of such premiums are subsidized by any other employer. Reimbursement is subject to the same conditions and limits as are applicable to active employees. Two non-employee
Directors received health care subsidies and related reimbursements for income taxes on such subsidies during 1997.

INFORMATION REGARDING NOMINEES AND OTHER CONTINUING DIRECTORS

    There is shown below for each nominee for election as a Director and for each other person whose term of office as a Director will continue after the meeting, as furnished to the Company, the individual's name, age, principal occupation and business experience; the individual's period of service as a Director of the Company and other directorships and positions held.

CLASS III DIRECTORS -- NOMINEES FOR ELECTION FOR A TERM EXPIRING AT THE 2001
  ANNUAL MEETING

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                   CAROLYN SILVA CHAMBERS (Age 66)                 Director Since 1997
    [PHOTO]        Ms. Chambers has served as Chief Executive Officer of Chambers
                   Communications Corp., Eugene, Oregon, a broadcast and television company, since 1983 and as Chairman since 1995. From 1983 to 1995, she served as President. She also has served as President and Chief
                   Executive Officer of Chambers Construction Company, Eugene, Oregon, a
                   construction firm, since 1986. She had served as a Director of Old USB since 1995. Ms. Chambers is a Director of Portland General Corporation.
                   Her community involvement includes service in various capacities with
                   Sacred Heart Health Services and as a Trustee of the University of
                   Oregon Foundation. She serves as a member of the Credit Policy and
                   Community Responsibility Committee.

                                       6
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                   ARTHUR D. COLLINS, Jr. (Age 50)                     Director Since 1996
    [PHOTO]        Mr. Collins is President and Chief Operating Officer of Medtronic, Inc.,
                   Minneapolis, Minnesota, a leading medical device company. Mr. Collins joined Medtronic in 1992. He was elected to his present position in 1996 and previously served as Chief Operating Officer, Corporate Executive
                   Vice President, and President of Medtronic International. Prior to
                   joining Medtronic, Mr. Collins served in a number of senior executive positions with Abbott Laboratories from 1978 through 1992, most recently as Corporate Vice President responsible for worldwide diagnostic business units. He serves as a Director of Medtronic, Inc., TENNANT
                   Company and GalaGen, Inc. He is also a member of the Board of the
                   National Association of Manufacturers and numerous civic organizations, including the Walker Art Center in Minneapolis. Mr. Collins serves as
                   Vice Chair of the Finance Committee and also as a member of the Audit
                   Committee and the Compensation and Human Resources Committee.
-------------------------------------------------------------------------------------------

                   JOHN F. GRUNDHOFER (Age 59)                      Director Since 1990
    [PHOTO]        Mr. Grundhofer is President and Chief Executive Officer of the Company.
                   He has served in such positions since joining the Company on January 31,
                   1990. Upon joining the Company and until the Merger, he also served as
                   Chairman of the Board of Directors. Prior to joining the Company, Mr.
                   Grundhofer served as Vice Chairman and Senior Executive Officer for
                   Southern California with Wells Fargo Bank, N.A. In addition to serving as a Director of the Company, Mr. Grundhofer is also a Trustee of
                   Minnesota Mutual Life Insurance Company and a Director of Irvine
                   Apartment Communities, Inc. and Donaldson Company, Inc. Mr. Grundhofer
                   is Chairman of Minnesota Meeting, a Director of the Horatio Alger
                   Association, an Advisory Director of the Minneapolis-based Metropolitan
                   Economic Development Association, and a member of the Bankers Roundtable and of the CEO Board of the School of Business Administration at the
                   University of Southern California. Mr. Grundhofer serves as Chair of the
                   Executive Committee and also as a member of the Credit Policy and
                   Community Responsibility Committee, the Finance Committee and the
                   Governance Committee.
-------------------------------------------------------------------------------------------

                   DELBERT W. JOHNSON (Age 59)                       Director Since 1994
    [PHOTO]        Mr. Johnson is Chairman and Chief Executive Officer of Pioneer Metal
                   Finishing, a division of Safeguard Scientifics Inc., Minneapolis,
                   Minnesota, and one of the largest metal finishing companies in the
                   United States. He joined the company in 1965 and was elected to his present position in 1978. From 1987 through 1993, Mr. Johnson served on the Board of Directors of the Federal Reserve Bank of Minneapolis and,
                   in 1989, was named Chairman. In 1990, he was selected as Vice Chairman of the Federal Reserve Board Conference of Chairmen and in 1990 became
                   Chairman. He serves as a Director of Ault Inc., TENNANT Company,
                   Safeguard Scientifics Inc. and CompuCom Systems, Inc. He also serves on the Advisory Boards of Hospitality House and Turning Point, Inc. and as
                   a Director of Quest, a non-profit youth organization. Mr. Johnson serves as a member of the Audit Committee, the Credit Policy and Community
                   Responsibility Committee and the Compensation and Human Resources
                   Committee.


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                   JERRY W. LEVIN (Age 53)                             Director Since 1995
    [PHOTO]        Mr. Levin is Chairman of Revlon, Inc., New York, New York, a maker of cosmetics and personal care and professional products; Chairman and
                   Chief Executive Officer of The Coleman Company, Inc., Wichita, Kansas, a
                   manufacturer and marketer of outdoor recreational products; and
                   Executive Vice President of MacAndrews & Forbes Holdings, Inc. Revlon
                   and Coleman are affiliate companies of MacAndrews & Forbes. Mr. Levin joined Revlon in 1991 as President and was elected Chairman in November
                   1995. He was elected Chairman of Coleman in February 1997, and had been
                   Chairman of Coleman's parent company, Coleman Holdings, Inc., prior to joining Revlon. Before joining MacAndrews & Forbes, Mr. Levin served in a number of senior executive positions with The Pillsbury Company from
                   1974 through 1989. In addition to serving as Chairman of Revlon and The
                   Coleman Company, he is also a Director of Ecolab, Inc., Meridian Sports,
                   Inc., Cosmetic Center Inc. and Paradise Kitchens, Inc. His community activities include serving as a Director of United Way of New York City,
                   UJA-Federation of New York, the New York Philharmonic, the Council on
                   the Graduate School of Business-University of Chicago and the National
                   Advisory Committee of the College of Engineering-University of Michigan.
                   Mr. Levin serves as Vice Chair of the Compensation and Human Resources
                   Committee and also as a member of the Finance Committee.

CLASS I DIRECTORS -- WHOSE TERMS EXPIRE AT THE 1999 ANNUAL MEETING

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                   LINDA L. AHLERS (Age 47)                           Director Since 1997
    [PHOTO]        Ms. Ahlers is President of the Department Store Division of Dayton
                   Hudson Corporation, Minneapolis, Minnesota, a diversified retail company. Ms. Ahlers has been associated with Dayton Hudson since 1977.
                   She assumed her current position in February 1996 and previously served as Executive Vice President, Merchandising, of Dayton's Department Store
                   Division, and in various capacities with Target Stores, an affiliate company of Dayton Hudson. Ms. Ahlers' community activities include serving as a member of the Minnesota Women's Economic Roundtable, the
                   Minnesota Women's Forum and The Committee of 200. She is also a Director of the Guthrie Theatre, Minneapolis, Minnesota, the Renaissance Board,
                   Detroit, Michigan, and the Dayton Hudson Corporation Foundation. Ms.
                   Ahlers serves on the Audit Committee and the Credit Policy and Community
                   Responsibility Committee.
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                                       8


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                    GERRY B. CAMERON (Age 59)                        Director Since 1997
    [PHOTO]         Mr. Cameron was elected Chairman of the Board in August 1997. He had served as Chief Executive Officer and a Director of Old USB since
                    January 1994 and as Chairman of Old USB since April 1994. He was also
                    President of Old USB from April 1994 to December 1995 and from February
                    1997 until the Merger. Mr. Cameron was Vice Chairman of Old USB from
                    January 1993 through April 1994 and Executive Vice President of United
                    States National Bank of Oregon from March 1979 until July 1993. He was elected a Director of United States National Bank of Oregon in January
                    1993 and Chairman of the Board in July 1993. He was President and Chief
                    Executive Officer of U.S. Bank of Washington, National Association until
                    January 1993. Mr. Cameron is a Director of Tektronix, Inc., The American
                    Bankers Association, Blue Cross Blue Shield of Oregon, The Regence
                    Group, the United Way of the Columbia-Willamette Area and the Oregon
                    Business Council. He is also a member of the Bankers Roundtable and the
                    Advisory Board of the Pacific Rim Bankers Program. Mr. Cameron serves as
                    Vice Chair of the Executive Committee and is also a member of the
                    Finance Committee.
-------------------------------------------------------------------------------------------
                    ROBERT L. DRYDEN (Age 64)                         Director Since 1997
    [PHOTO]         Mr. Dryden is Executive Vice President, Airplane Production, of The
                    Boeing Company (Commercial Airplane Group), Seattle, Washington, a
                    position he has held since 1990. He joined The Boeing Company in 1980 and has held numerous positions with the company, including President of
                    Boeing Military Airplanes and President of Boeing Computer Services. Mr.
                    Dryden had served as a Director of Old USB since 1995. He is also a
                    Director of Puget Sound Energy, Inc. Mr. Dryden's civic activities include service as a Director of Junior Achievement of Greater Puget
                    Sound and National Junior Achievement, on the executive advisory council of Seattle Pacific University's School of Business and Economics, and as
                    Chairman of the Board of Trustees of the Overlake Hospital Medical
                    Center. Mr. Dryden serves as a member of the Compensation and Human
                    Resources Committee.
-------------------------------------------------------------------------------------------
                    ROGER L. HALE (Age 63)                             Director Since 1987
    [PHOTO]         Mr. Hale is President and Chief Executive Officer of TENNANT Company,
                    Minneapolis, Minnesota, a manufacturer of industrial and commercial floor maintenance equipment and products. He joined TENNANT in 1961 and was appointed Assistant to the President in 1963. Mr. Hale was elected
                    Vice President in 1968 and, in 1975, was elected President and Chief
                    Operating Officer. He was elected Chief Executive Officer in 1976. He serves as a Director of TENNANT Company. His community activities include serving as Chairman of the Minneapolis Neighborhood Employment
                    Network and as Vice Chair of Public Radio International. Mr. Hale serves as Chair of the Audit Committee and Vice Chair of the Governance
                    Committee and is also a member of the Credit Policy and Community
                    Responsibility Committee and the Executive Committee.


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                    RICHARD L. KNOWLTON (Age 65)                    Director Since 1992
    [PHOTO]         Mr. Knowlton is Chairman of The Hormel Foundation, Austin, Minnesota, a
                    public foundation organized and operated for the benefit of charitable organizations and which is the principal shareholder of Hormel Foods
                    Corporation, a meat and food processing company. He became Chairman of
                    The Hormel Foundation in December 1995 upon resigning as Chairman and
                    Chief Executive Officer of Hormel Foods Corporation. He joined Hormel
                    Foods in 1948 and held numerous positions with the company, including
                    Sales Manager, Vice President-Operations, President and Chief Operating
                    Officer, and Chairman, President and Chief Executive Officer. Mr.
                    Knowlton serves as a Director of ReliaStar Financial Corp., SUPERVALU
                    INC. and Perth Corp. In addition to being Chairman of The Hormel
                    Foundation, he is also a Director of the Mayo Foundation and the Horatio
                    Alger Association. Mr. Knowlton serves as a member of the Compensation and Human Resources Committee.
-------------------------------------------------------------------------------------------
                    EDWARD J. PHILLIPS (Age 53)                        Director Since 1988
    [PHOTO]         Mr. Phillips is Chairman and Chief Executive Officer of Phillips
                    Beverage Company, Minneapolis, Minnesota, an importer and marketer of distilled spirits. Mr. Phillips has been associated with Phillips
                    Beverage Company since 1969, having previously served as its President during its ownership by Alco Standard Corporation. He is a Director of
                    Weisman Enterprises, Inc. His community activities include serving as
                    Vice Chairman and Director of Metropolitan-Mount Sinai Foundation and as
                    a Director of Amicus, the Phillips Eye Institute, the Minnesota AIDS
                    Project, the Page Education Foundation, the Paul E. Goldstein Family
                    Foundation and the Jeremiah Project. Mr. Phillips serves as Chair of the
                    Credit Policy and Community Responsibility Committee and as a member of the Audit Committee, the Governance Committee and the Executive
                    Committee.
-------------------------------------------------------------------------------------------
                    RICHARD L. SCHALL (Age 68)                        Director Since 1987
    [PHOTO]         Mr. Schall is the retired Vice Chairman of the Board and Chief
                    Administrative Officer of Dayton Hudson Corporation, Minneapolis,
                    Minnesota, a diversified retail company. He retired from active employment in February 1985. Mr. Schall is a Director of Medtronic,
                    Inc., Meritex, Inc. and Ecolab, Inc. He is also a member of the Board of the Santa Barbara City College Foundation. Mr. Schall serves as Chair of the Governance Committee and Vice Chair of the Audit Committee and is
                    also a member of the Executive Committee and the Credit Policy and
                    Community Responsibility Committee.

CLASS II DIRECTORS -- WHOSE TERMS EXPIRE AT THE 2000 ANNUAL MEETING


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                    HARRY L. BETTIS (Age 63)                            Director Since 1997
    [PHOTO]         Mr. Bettis has been a rancher in Payette, Idaho for more than five years. Mr. Bettis had served as a Director of Old USB since 1995. He was a Director of West One Bancorp from 1971 until 1995. Mr. Bettis is
                    President of the Laura Moore Cunningham Foundation, Idaho's largest private charitable foundation, a Director of the Peregrine Fund National
                    Center for Birds of Prey and a trustee of Albertson's College of Idaho.
                    He serves as a member of the Finance Committee.

-------------------------------------------------------------------------------------------

                    PETER H. COORS (Age 51)                            Director Since 1996
    [PHOTO]         Mr. Coors is Vice Chairman and Chief Executive Officer of Coors Brewing
                    Company, Golden, Colorado, and Vice President of Adolph Coors Company.
                    Mr. Coors has been associated with Coors Brewing Company since 1970 and has served in various capacities, including as Director of Financial
                    Planning, Director of Market Research, Vice President of Sales and
                    Marketing and President of Coors Distributing Company, and as President
                    of the brewing division of Adolph Coors Company. He serves as a Director of Adolph Coors Company and Energy Corporation of America. His community activities include serving as a member of the Chief Executives'
                    Organization and the International Chapter of the Young Presidents'
                    Organization. He is also an Executive Board member and President of the
                    Denver Area Council of the Boy Scouts of America, a Board member of Up
                    With People, a Board member of Ducks Unlimited, Inc., a Trustee of the
                    Seeds for Hope Foundation, and a Trustee of the Adolph Coors Foundation.
                    Mr. Coors serves as Vice Chair of the Credit Policy and Community
                    Responsibility Committee.

-------------------------------------------------------------------------------------------

                    JOSHUA GREEN III (Age 61)                          Director Since 1997
    [PHOTO]         Mr. Green is Chairman of the Board and Chief Executive Officer of Joshua
                    Green Corporation, Seattle, Washington, a family investment firm, and
                    Chairman of its wholly owned subsidiary, Sage Manufacturing Corporation, a manufacturer of fly-fishing rods and reels. He had served as a
                    Director of Old USB since December 1987. He also served as Chairman of the Board of U.S. Bank of Washington from February 1988 until January
                    1997. Mr. Green was also Vice Chairman of Old USB from December 1987 until January 1993. He is a Director of Safeco Corporation and President
                    of the Joshua Green Foundation. Mr. Green's numerous civic activities include service as a member of the University of Washington's School of
                    Business Advisory and as a trustee of the Downtown Seattle Association, the Corporate Council for the Arts, the Rhododendron Species Foundation,
                    Fifth Avenue Theater and the Woodland Park Zoological Society. Mr. Green
                    serves on the Credit Policy and Community Responsibility Committee.

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                    PAUL A. REDMOND (Age 61)                          Director Since 1997
    [PHOTO]         Mr. Redmond is Chairman and Chief Executive Officer of The Washington
                    Water Power Company, Spokane, Washington, an electric and gas utility.
                    Mr. Redmond has been associated with The Washington Water Power Company since 1965 and has served in various capacities, including as Senior
                    Vice President for Operations, Executive Vice President and President.
                    He was elected to his current position in 1985. Mr. Redmond had served as a Director of Old USB since 1994. He serves as Chairman of the Board of ITRON Inc. and also as a Director of Hecla Mining Company. Mr.
                    Redmond serves on the Compensation and Human Resources Committee.
-------------------------------------------------------------------------------------------

                    S. WALTER RICHEY (Age 62)                          Director Since 1990
    [PHOTO]         Mr. Richey is the former Chairman and Chief Executive Officer of
                    Meritex, Inc., Minneapolis, Minnesota, a company involved in real estate management and development and warehousing. Mr. Richey was with Meritex,
                    Inc. (and its predecessor company) from 1973 until March 1998. Mr.
                    Richey serves as a Director of Donaldson Company, Inc. He is also a member of the Board of Overseers of the Curtis L. Carlson School of
                    Management at the University of Minnesota. Mr. Richey serves as Chair of the Compensation and Human Resources Committee and also as a member of the Executive Committee, the Finance Committee and the Governance
                    Committee.
-------------------------------------------------------------------------------------------

                    WALTER SCOTT, Jr. (Age 66)                           Director Since 1996
    [PHOTO]         Mr. Scott is Chairman, President and Chief Executive Officer of Peter
                    Kiewit Sons', Inc., Omaha, Nebraska, a company engaged in the construction, mining, telecommunications, energy and computer outsourcing businesses. Mr. Scott has been associated with Peter Kiewit
                    Sons' since 1949 and, with the exception of a period of service with the
                    U.S. Air Force, has worked continuously for the company on a full-time basis since 1953. He has held numerous positions with the company, including engineer, project engineer, district engineer, assistant district manager, district manager, Vice President, Executive Vice
                    President, President, and Chairman, President and Chief Executive
                    Officer. He was elected to his present position in 1979. Mr. Scott is also a Director of Berkshire Hathaway Inc., Burlington Resources Inc.,
                    CalEnergy Company, Inc., ConAgra, Inc., RCN Corporation, Commonwealth
                    Telephone Enterprises, Inc. and Valmont Industries, Inc. Mr. Scott's
                    community activities include serving as Chairman of the Board of Policy
                    Advisors for the University of Nebraska Institute for Information
                    Science, Technology and Engineering, and as a Director of the
                    Heritage-Joslyn Foundation, the Joslyn Art Museum, the Omaha Zoological
                    Society, the Omaha Zoo Foundation and the Strategic Command Consultation
                    Committee. Mr. Scott serves as a member of the Finance Committee and the
                    Governance Committee.
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                                       12

                    PROPOSAL II. AMENDMENT OF THE COMPANY'S
                     RESTATED CERTIFICATE OF INCORPORATION

DESCRIPTION OF THE PROPOSED CERTIFICATE AMENDMENT AND VOTE REQUIRED

    On February 18, 1998, the Board of Directors adopted resolutions (i) approving a proposal to amend Article FOURTH of the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 500,000,000 shares, par value $1.25 per share, to 1,500,000,000 shares, par value $1.25 per share, and to increase the number of authorized shares of Preferred Stock from 10,000,000 shares, par value $1.00 per share, to 50,000,000 shares, par value $1.00 per share (the "Certificate Amendment"), and (ii) subject to shareholder approval of the Certificate Amendment, authorizing a three-for-one stock split in the form of a 200% stock dividend (the "Stock Split"). The Board of Directors determined that the Certificate Amendment is advisable and directed that the Certificate Amendment be considered at the 1998 Annual Meeting of Shareholders. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company is required to adopt the Certificate Amendment.

    The full text of the proposed Certificate Amendment is as follows:

           RESOLVED, that the first sentence of Article FOURTH of the Restated Certificate of Incorporation of the Company be amended to read as follows:

           "FOURTH: The total number of shares of all classes of stock which the corporation shall have the authority to issue is 1,550,000,000, consisting of 50,000,000 shares of Preferred Stock of the par value of $1.00 each and 1,500,000,000 shares of Common Stock of the par value of $1.25 each."

PURPOSES AND EFFECTS OF INCREASING THE AUTHORIZED CAPITAL STOCK

    The Certificate Amendment would increase the number of shares of Common Stock which the Company is authorized to issue from 500,000,000 to 1,500,000,000 and the number of shares of Preferred Stock which the Company is authorized to issue from 10,000,000 to 50,000,000.

    The additional 1,000,000,000 shares of Common Stock for which authorization is sought would be a part of the existing class of the Company's Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently outstanding. Such additional shares of Common Stock would not (and the shares of Common Stock currently outstanding do not) entitle holders thereof to preemptive or cumulative voting rights. The additional 40,000,000 shares of Preferred Stock for which authorization is sought would be part of the existing class of the Company's Preferred Stock and could be issued, with the approval of the Board of Directors, without further action by the shareholders (unless such action is required by applicable laws or stock exchange regulation), in one or more series and with such voting rights, designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions contained in a resolution or resolutions creating and designating such series.

    The increase in authorized shares will, in addition to providing sufficient Common Stock for issuance in connection with the Stock Split, provide additional shares of Common Stock and Preferred Stock for general corporate purposes, including future stock dividends, raising additional capital, issuance pursuant to employee benefit and shareholder stock plans and possible future acquisitions. Other than the Stock Split, there are no present plans, understandings or agreements for issuing a material number of additional shares of Common Stock or any shares of Preferred Stock from the additional shares of stock proposed to be authorized pursuant to the Certificate Amendment.

    The issuance of shares of Common Stock or Preferred Stock (other than in the Stock Split or other pro rata dividends on outstanding Common Stock), including the additional shares that would be

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authorized if the Certificate Amendment is adopted, may dilute the present equity ownership position of current holders of Common Stock and may be made without shareholder approval, unless otherwise required by applicable law or stock exchange regulation. Under existing NYSE regulations, approval of the holders of a majority of the shares of Common Stock would nevertheless generally be required in connection with any transaction or series of related transactions that would result in the original issuance of additional shares of Common Stock (or securities convertible into or exercisable for Common Stock) (i) if the Common Stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such Common Stock,
(ii) if the number of shares of Common Stock to be issued is or will be equal to or in excess of 20% of the number of shares outstanding before the issuance of the Common Stock, (iii) under certain circumstances, if the issuance is (x) of more than 1% of either the number of shares of Common Stock or the voting power outstanding before such issuance and is to an officer or Director of the Company or (y) of more than 5% of either the number of shares of Common Stock or the voting power outstanding before such issuance and is to a holder of more than 5% of either the number of shares of Common Stock or the voting power outstanding, or (iv) if the issuance would result in a change of control of the Company; PROVIDED, HOWEVER, that shareholder approval would not be required for any such issuance involving (a) a public offering for cash, or (b) certain "bona fide" private financings for cash, if such financings involve the sale of Common Stock at a price (or convertible securities with a conversion price) at least as great as each of the book and market value of the Common Stock.


    The Certificate Amendment might also have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of Common Stock, to acquire control of the Company with a view to consummating a merger, sale of all or any part of the Company's assets or a similar transaction, because the issuance of new shares of Common Stock or Preferred Stock could be used to dilute the stock ownership of such person or entity. For instance, although the Board of Directors has no intention at the present time of doing so, it would have the power (subject to applicable law or regulations) to issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt by including class voting rights that would enable the holder to block such a transaction.


    The Board of Directors believes it is desirable to effect the Stock Split and to have available additional authorized but unissued shares that can be issued by the Board from time to time, without the time delay and cost of shareholder approval (except when approval is required by applicable law or NYSE regulation as described above). If the Certificate Amendment is adopted, there would be, after giving effect to the Stock Split, approximately 642,111,942 authorized shares of Common Stock and 49,987,250 authorized shares of Preferred Stock that are not outstanding, reserved for issuance or held in the treasury of the Company. As of March 2, 1998, the Company had 285,962,686 shares of Common Stock issued or reserved for issuance, of which 248,173,498 shares were outstanding, no shares were held in the treasury of the Company, and 37,789,188 shares were reserved for issuance under the Company's 1997 Stock Incentive Plan, the Employee Stock Purchase Plan, the Dividend Reinvestment Plan and certain warrants, leaving 214,037,314 shares authorized, unreserved and available for issuance. As of March 2, 1998, the Company had 12,750 shares of Preferred Stock reserved for issuance, all of which are designated as Adjustable Rate Cumulative Preferred Stock, Series 1990A. Of the additional shares of Common Stock provided for by the Certificate Amendment, as of March 2, 1998, approximately 571,925,372 shares would be required to effect the Stock Split and to be reserved for issuance under the Company's stock-based plans and certain warrants as a result of the Stock Split.


PURPOSES AND EFFECTS OF PROPOSED THREE-FOR-ONE STOCK SPLIT


    The proposed stock dividend reflects the Board of Directors' continued confidence in the Company's future financial performance. The Board anticipates that the increase in the number of outstanding shares of Common Stock of the Company resulting from the three-for-one Stock Split will place the market price of the Common Stock closer to the median price of shares listed on the NYSE, where the Common Stock is listed for trading, and of shares included in the Standard and Poor's 500 Stock Index, which index includes the Common Stock. The Company will apply for listing of the additional shares of Common Stock to be issued pursuant to the Stock Split on the NYSE.


    If the Certificate Amendment is adopted and the Stock Split is effected, each shareholder of record at the close of business on the Effective Date (defined below) would be the record owner of, and would be entitled to receive, two additional shares of Common Stock for each share of Common Stock then owned of record by such shareholder.

    The Company intends to continue to pay a cash dividend quarterly on the Common Stock. Simultaneous with approval of the Certificate Amendment, the Board of Directors declared a quarterly cash dividend of $0.525 per share (equivalent to $0.175 per share on a post-split basis) payable March 15, 1998 to holders of record of the Common Stock on March 2, 1998, representing an increase in the quarterly dividend of $0.06 per share (or approximately 12.9%) from the 1997 dividend rate. No predictions can be made as to future dividends. The decision to pay dividends is made quarterly by the Board of Directors and depends on earnings, cash flow requirements and other factors.

    The Company has been advised by tax counsel that the proposed Stock Split would result in no gain or loss or realization of taxable income to owners of Common Stock under existing United States Federal income tax laws and regulations. The cost basis for tax purposes of each new share and each retained share of Common Stock would be equal to one third of the cost basis for tax purposes of the corresponding share immediately preceding the Stock Split. In addition, the holding period for the additional shares issued pursuant to the Stock Split would be deemed to be the same as the holding period for the original share of Common Stock. However, the laws of jurisdictions other than the United States (including state and foreign jurisdictions) may impose income taxes on the issuance of the additional shares and shareholders are urged to consult their personal tax advisors.

    Shareholders who dispose of their shares subsequent to the Stock Split may pay higher brokerage commissions on the same relative interest in the Company because that interest is represented by a greater number of shares. Shareholders may wish to consult their respective brokers to ascertain the brokerage commission that would be charged for disposing of the greater number of shares.

    In accordance with the Company's 1997 Stock Incentive Plan, the Employee Stock Purchase Plan, the Dividend Reinvestment Plan and certain warrants, it will be necessary to make appropriate adjustments in the number of shares reserved for issuance pursuant to such plans and warrants and, in the case of the 1997 Stock Incentive Plan and warrants, in the exercise price per share of awards granted under such plan and of the warrants. On the Effective Date, the number of shares reserved for issuance for awards to be granted under the 1997 Stock Incentive Plan will be tripled. The number of shares to be acquired upon exercise of outstanding stock options issued under the 1997 Stock Incentive Plan would triple and the exercise price per share would be divided by three.

    If the Certificate Amendment is adopted and the Stock Split is effected, for financial reporting purposes the value of the Company's Common Stock account will be increased to reflect the additional shares issued at par value $1.25 per share and the value of the capital surplus account will be reduced a like amount, with no overall effect on shareholders' equity. The number of shares issued and outstanding, reserved for issuance and held in the treasury would triple.

EFFECTIVE DATE OF THE CERTIFICATE AMENDMENT AND ISSUANCE OF SHARES FOR STOCK
  SPLIT

    If the Certificate Amendment is adopted by the required vote of shareholders, such amendment will become effective at the close of business on May 4, 1998 (the "Effective Date"), which would also constitute the record date for the determination of the owners of Common Stock entitled to additional shares pursuant to the Stock Split.

    Shares of Common Stock issued in the Stock Split will be issued in book-entry form. If you are a shareholder of record at the close of business on the Effective Date, book-entry shares will be registered in your name on the records of the Company maintained by First Chicago Trust Company of New York ("First Chicago"), the Company's Stock Transfer Agent and Registrar. If you prefer, you will have the opportunity to request physical stock certificates to replace any whole shares issued in book-entry form. SHAREHOLDERS WHO HOLD STOCK CERTIFICATES ISSUED BY THE COMPANY (INCLUDING UNDER ITS OLD NAME, "FIRST BANK SYSTEM, INC.") SHOULD NOT SEND STOCK CERTIFICATES TO THE COMPANY OR FIRST CHICAGO. If the Certificate Amendment is adopted and the Stock Split goes forward, those certificates will remain valid for the number of shares shown thereon, and should be carefully preserved by you. You will be mailed an account statement reflecting only the additional shares in book-entry form issued to you as a result of the Stock Split. It is currently anticipated that account statements reflecting additional shares will be mailed by First Chicago on or about May 18, 1998.



    Holders of certificates formerly representing common stock of companies acquired by the Company, including Old USB ("Acquired Company Certificates"), will not be paid dividends or distributions (including the Stock Split) until such Acquired Company Certificates are surrendered for exchange into certificates representing Common Stock of the Company. After the proper surrender of Acquired Company Certificates, the record holder thereof will be entitled to receive any such dividends or distributions, without any interest thereon, which theretofore had become payable with respect to shares of the Company's Common Stock issuable upon exchange of such Acquired Company Certificates. HOLDERS OF ACQUIRED COMPANY CERTIFICATES ARE URGED TO FORWARD SUCH CERTIFICATES TO FIRST CHICAGO FOR EXCHANGE ACCOMPANIED BY APPROPRIATE TRANSMITTAL FORMS. Holders of Acquired Company Certificates should contact First Chicago at (800) 482-1376 to obtain additional copies of the appropriate transmittal forms and should comply with the instructions contained therein in tendering any Acquired Company Certificates. HOLDERS OF ACQUIRED COMPANY CERTIFICATES ARE RESPONSIBLE FOR ENSURING DELIVERY OF THE ACQUIRED COMPANY CERTIFICATES TO FIRST CHICAGO. DO NOT SEND ANY ACQUIRED COMPANY CERTIFICATES TO THE COMPANY.


RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AMEND ARTICLE FOURTH OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED CAPITAL STOCK OF THE COMPANY TO 1,550,000,000 SHARES, CONSISTING OF 50,000,000 SHARES OF PREFERRED STOCK, PAR VALUE $1.00 PER SHARE, AND 1,500,000,000 SHARES OF COMMON STOCK, PAR VALUE $1.25 PER SHARE. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE CERTIFICATE AMENDMENT UNLESS OTHERWISE SPECIFIED.

                      PROPOSAL III. SELECTION OF AUDITORS

    The Board of Directors of the Company has selected the firm of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1998. A proposal to ratify the appointment of Ernst & Young will be presented at the meeting. Representatives of Ernst & Young are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so and will be available to answer appropriate questions from shareholders. If the appointment of Ernst & Young is not ratified by the shareholders, the Board of Directors is not obligated to appoint other auditors, but will give consideration to such unfavorable vote.

    The Audit Committee of the Board of Directors has recommended to the full Board the appointment of Ernst & Young, after carefully considering the qualifications of such firm. This included a review of its performance in prior years as well as its reputation for integrity and competence in the fields of auditing and accounting. The Audit Committee has expressed its satisfaction with Ernst & Young in all of these respects.


    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998. PROXIES WILL BE VOTED IN FAVOR OF RATIFYING THIS SELECTION UNLESS OTHERWISE SPECIFIED.

                        SECURITY OWNERSHIP OF MANAGEMENT


    The following table sets forth as of March 2, 1998 the beneficial ownership (as defined in the rules of the Securities and Exchange Commission) of the Company's Common Stock by Directors, by the executive officers named in the Summary Compensation Table below and by all Directors and executive officers as a group. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares held by such beneficial owner.



                                                                                            SHARES
                                                                                         BENEFICIALLY           APPROXIMATE
                                                                                           OWNED(1)           PERCENT OF CLASS
                                                                                         ------------        ------------------
Linda L. Ahlers........................................................................         2,780                  *
Harry L. Bettis........................................................................     2,250,594(2)               *
Gerry B. Cameron.......................................................................       315,841(3)(4)            *
Carolyn Silva Chambers.................................................................         9,513                  *
Arthur D. Collins, Jr..................................................................         5,700                  *
Peter H. Coors.........................................................................         6,652                  *
Franklin G. Drake......................................................................        27,203(5)               *
Robert L. Dryden.......................................................................        12,006                  *
John B. Fery...........................................................................        19,923                  *
Joshua Green III.......................................................................     6,015,294(6)            2.42%
John F. Grundhofer.....................................................................       772,566(3)(7)            *
Roger L. Hale..........................................................................        25,308                  *
Delbert W. Johnson.....................................................................        10,885                  *
Norman M. Jones........................................................................       197,456(8)               *
Richard L. Knowlton....................................................................        14,358                  *
Jerry W. Levin.........................................................................         8,301                  *
Kenneth A. Macke.......................................................................        23,799(9)               *
Allen T. Noble.........................................................................        11,227                  *
Edward J. Phillips.....................................................................        10,449                  *
Paul A. Redmond........................................................................        15,221(10)              *
S. Walter Richey.......................................................................        18,969(11)              *
Richard L. Robinson....................................................................        16,476(12)              *
N. Stewart Rogers......................................................................        23,928                  *
Richard L. Schall......................................................................        32,757(13)              *
Walter Scott, Jr.......................................................................       740,574(14)              *
Benjamin R. Whiteley...................................................................        16,541(15)              *
Gary T. Duim...........................................................................        92,550(3)(16)           *
Philip G. Heasley......................................................................       341,789(3)               *
Robert D. Sznewajs.....................................................................        97,677(3)(17)           *
Richard A. Zona........................................................................       386,530(3)               *
All Directors and executive officers as a group (39 persons)...........................    12,256,558(18)           4.91%


------------------------

* Excluded because percentage beneficially owned is less than 1% of the Common Stock.


(1) Includes the following shares subject to options exercisable within 60 days:
    Ms. Ahlers, 1,734 shares; Mr. Bettis, 6,040 shares; Mr. Cameron, 169,827 shares; Ms. Chambers, 9,438 shares; Mr. Collins, 5,700 shares; Mr. Coors, 5,700 shares; Mr. Drake, 12,560 shares; Mr. Dryden, 11,440 shares; Mr. Fery, 6,040 shares; Mr. Green, 6,040 shares; Mr. Grundhofer, 456,981 shares; Mr. Hale, 5,308 shares; Mr. Johnson, 8,200 shares; Mr. Jones, 3,742 shares; Mr. Knowlton, 5,633 shares; Mr. Levin, 5,700 shares; Mr. Macke, 1,425 shares; Mr. Phillips, 5,211 shares; Mr. Redmond, 14,269 shares; Mr. Richey, 5,734 shares; Mr. Robinson, 4,724 shares; Mr. Rogers, 17,407 shares; Mr. Schall, 8,200 shares;

    Mr. Scott, 4,200 shares; Mr. Whiteley, 10,239 shares; Mr. Duim, 30,496 shares; Mr. Heasley, 82,902 shares; Mr. Sznewajs, 30,300 shares; and Mr. Zona, 188,361 shares.

(2) Includes 88,788 shares held by a limited partnership of which Mr. Bettis is the general partner; 925,163 shares held by a charitable foundation of which he is the president; and 373,122 shares held by a trust for the benefit of his children and of which he is the trustee.


(3) Includes the following shares held in the CAP: Mr. Cameron, 23,014 shares; Mr. Grundhofer, 2,138 shares; Mr. Duim, 4,882 shares; Mr. Heasley, 3,746 shares; Mr. Sznewajs, 755 shares; and Mr. Zona, 331 shares. Ownership information with respect to shares held in the CAP is provided as of December 31, 1997, the most recent date for which information is available. Voting of shares held in the CAP is passed through to the participating employees; however, if a proxy is not received with respect to such shares, such shares will be voted by the trustee in accordance with the terms of the CAP. See "General Matters -- Voting, Execution and Revocation of Proxies" above.


(4) Includes 20,000 shares held by a charitable foundation created by Mr.
    Cameron.

(5) Excludes 4,455 shares owned by Mr. Drake's wife, as to which he has no voting or investment power and disclaims beneficial ownership, and includes 2,951 shares held in a trust for the benefit of Mr. Drake's children of which he is the trustee.


(6) Includes 1,646,138 shares owned by Joshua Green Corporation, of which Mr. Green is chairman and chief executive officer; 3,827,625 shares held by a limited partnership of which Joshua Green Corporation is the general partner; 148,959 shares held by various trusts as to which Mr. Green has shared voting and investment power and of which various family members of Mr. Green are beneficiaries; and 295,379 shares held by a charitable foundation of which Mr. Green is president. Mr. Green owns 59% of the voting common stock of Joshua Green Corporation and has sole voting power over another 20% of such stock; accordingly, the other shareholders and Directors of Joshua Green Corporation are not deemed to have shared voting and dispositive power over the shares of the Company's Common Stock beneficially owned by Joshua Green Corporation by reason of their capacities as such. Excludes 4,574 shares held by Mr. Green's wife, as to which he has no voting or investment power and disclaims beneficial ownership.



(7) Includes 186,171 shares held in a family trust of which Mr. Grundhofer is a trustee, as to which he shares voting and investment power, and 5,000 shares held in a charitable foundation created by Mr. Grundhofer.



(8) Includes 23,497 shares held by Mr. Jones' wife and 2,682 shares held by Mr. Jones' grandchildren, as to which he shares voting and investment power; 2,000 shares held by a charitable trust of which he is a trustee and as to which he shares voting and investment power; and 34,400 shares held by a family trust of which he is a trustee and as to which he shares voting and investment power.


(9) Excludes 500 shares held in a trust for the benefit of Mr. Macke's children, as to which he has no voting or investment power and disclaims beneficial ownership.

(10) Includes 952 shares held in joint tenancy with Mr. Redmond's wife, as to which he shares voting and investment power.

(11) Excludes 2,551 shares held by Mr. Richey's wife, as to which he has no voting or investment power and disclaims beneficial ownership.

(12) Includes 129 shares held by a general partnership of which Mr. Robinson is a partner, as to which he shares voting and investment power.

(13) Includes 12,000 shares held in a family trust of which Mr. Schall is a trustee and as to which he shares voting and investment power.

(14) Includes 711,803 shares held by a corporation controlled by Mr. Scott, as to which he shares voting and investment power and disclaims beneficial ownership.

(15) Excludes 755 shares held by Mr. Whiteley's wife, as to which he has no voting or investment power and disclaims beneficial ownership.


(16) Includes 5,642 shares held in a trust of which Mr. Duim is a trustee and as to which he shares voting and investment power, and 1,530 shares held by a charitable foundation created by him.


(17) Includes 15,610 shares held in a trust of which Mr. Sznewajs is a trustee and as to which he shares voting and investment power.


(18) Includes (i) 51,308 shares held in the CAP for the accounts of certain executive officers as of December 31, 1997; and (ii) 1,411,539 shares subject to options exercisable within 60 days.


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers and all persons who beneficially own more than 10% of the outstanding shares of the Company's Common Stock to file with the Securities and Exchange Commission and the NYSE initial reports of ownership and reports of changes in ownership of such Common Stock. Directors, executive officers and greater-than-10%-beneficial owners are also required to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based upon a review of the copies of such reports and certain representations furnished to the Company with respect to the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to the Company's Directors, executive officers and greater-than-10%-beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

            REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE
                           ON EXECUTIVE COMPENSATION

TO OUR SHAREHOLDERS:

    U.S. Bancorp's executive compensation philosophy emphasizes the Company's commitment to long-term growth in shareholder value. In general:

    - TOTAL COMPENSATION will be targeted above the 50th percentile of a group of comparable banking companies. The premium in targeted pay over the 50th percentile will be primarily in the form of stock incentives.

    - BASE SALARIES will be targeted below the 50th percentile of the comparator group to minimize fixed expense and emphasize the relationship of pay to performance.

    - ANNUAL INCENTIVES will be targeted above the 50th percentile of the comparator group such that the total of targeted base salary plus targeted annual incentive will be equal to the 50th percentile.

    - LONG-TERM AWARDS will be targeted above the 50th percentile of the comparator group and will be primarily in the form of stock incentives.

Actual pay will be influenced by both competitive practice and the Compensation and Human Resources Committee's assessment of performance against several criteria, including measures of profitability, growth consistent with long-range strategy, risk management, the development and involvement of people, a continuing commitment to cultural diversity, and succession planning. No formal weightings have been assigned to these factors.

ROLE OF THE COMMITTEE

    The Compensation and Human Resources Committee of the Board of Directors (the "Committee") seeks to maintain executive compensation policies which are consistent with the Company's strategic business objectives and values. In pursuing this goal, the Committee is guided by the following objectives:

    - A significant portion of senior executives' compensation shall be comprised of long-term, at-risk pay to focus management on the long-term interests of shareholders.

    - Executives' total compensation programs should emphasize pay that is dependent upon meeting performance goals to strengthen the relationship between pay and performance.

    - Components of pay which are at risk should contain equity-based pay opportunities to align executives' interests with those of shareholders.

    - Executive compensation should be competitive to attract, retain, and encourage the development of exceptionally knowledgeable and experienced executives upon whom, in large part, the success of the Company depends.

    The Committee is comprised of nine non-employee Directors. The Committee approves the design of executive compensation programs and assesses their effectiveness in supporting the Company's compensation objectives. The Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance, and considers related matters.

    The Company obtains competitive market data from an independent compensation consultant comparing the Company's compensation practices to those of a group of comparator companies. The Committee reviews and approves the selection of companies used for compensation comparison purposes. This comparator group is comprised of companies in the banking industry with which the Company competes for executive talent and which are generally comparable with respect to business activities. While the comparator group is not comprised of the same companies contained in the peer group index under "Comparative Stock Performance" below, all of the comparator companies are included in such peer group index. The Committee believes that the companies used for compensation comparisons are a representative cross-section of the companies included in the peer group index.

ELEMENTS OF THE COMPENSATION PROGRAM

    The key elements of the Company's executive compensation program are base salary, annual incentives, and long-term incentives. In determining each component of compensation, the Committee considers an executive's total compensation package. Consistent with the Company's policy of aligning pay with performance, a greater portion of total compensation is placed at risk than the total compensation typically placed at risk by companies in the comparator group. In determining the total compensation package for executives, the Committee has considered the performance of the Company's Common Stock. In this regard, the Committee considers the performance of the Company's Common Stock to be a favorable factor; however, no formal weighting has been assigned to this factor. "Comparative Stock Performance" below includes the type of information considered by the Committee in this regard.

    POLICY WITH RESPECT TO SECTION 162(M)

    Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits the corporate deduction for compensation paid to executive officers named in the Proxy Statement to $1 million, unless the compensation is performance-based. The Committee has carefully considered the potential impact of this tax code provision on the Company and has concluded that it is in the Company's and shareholders' best interest to qualify certain of the Company's stock-based, long-term incentives as performance-based compensation within the meaning of the Code and thereby preserve the full deductibility of such long-term incentive payments; the Committee believes that such qualification has been achieved. The Company also requested and received shareholder approval of the Executive Incentive Plan in order to qualify payments under the terms thereof as performance-based compensation within the meaning of the Code, and the Company believes that payments made under that plan will so qualify.

    BASE SALARIES

    Each executive's base salary is initially determined according to competitive pay practices, his or her level of responsibility, prior experience, and breadth of knowledge, as well as internal equity issues. The Committee uses its discretion rather than a formal weighting system to evaluate these factors and to determine individual base salary levels. Thereafter, base salaries are reviewed on an annual basis, and increases are made based on the Committee's subjective assessment of each executive's performance, as well as the factors described above. In 1997, base salaries were below the 50th percentile market level of the comparator group. This is consistent with the Company's strategic objectives.

    Each year, Mr. Grundhofer prepares a written self-appraisal of his performance which is presented to the Board of Directors. Each Director is invited to comment on Mr. Grundhofer's report and his performance is the subject of an executive session of the Board. Subsequently, the Committee Chair prepares a formal response which serves as Mr. Grundhofer's appraisal. The Committee determines Mr. Grundhofer's salary for the coming year, and his base salary is adjusted accordingly. In determining Mr. Grundhofer's base salary adjustment, the Committee considers Mr. Grundhofer's execution of his overall responsibility for the Company's financial performance, long-range strategy, capital allocation, and management selection, retention, and succession. However, formal weightings have not been assigned to these factors.

    Pursuant to a prior employment agreement between Mr. Grundhofer and the Company, Mr. Grundhofer received the annual base salary reported in the Summary Compensation Table from December 1, 1994 through December 31, 1996. Mr. Grundhofer's base salary was raised by $130,000 to

$750,000 effective January 1, 1997. This increase positioned Mr. Grundhofer's base salary below the 50th percentile of the comparator group, consistent with the Company's executive compensation philosophy. Pursuant to the current employment agreement dated August 1, 1997 between Mr. Grundhofer and the Company, Mr. Grundhofer's base salary was raised by $90,000 to $840,000 effective August 1, 1997. This increase also positioned Mr. Grundhofer's base salary below the 50th percentile of the comparator group. See "Employment Contracts for the Named Executive Officers" below.

    ANNUAL INCENTIVES

    The Company provides annual incentives to executives under the Executive Incentive Plan. Annual incentives are intended to promote the Company's pay-for-performance philosophy by providing executives with annual cash bonus opportunities for achieving corporate, business unit, and individual performance goals. No formal weightings are assigned to these levels of performance.

    Eligible executives are assigned target bonus levels determined as a percentage of base salary. The Committee sets the target bonus awards at a level which, together with the amount of base pay, provides total direct compensation which is approximately equal to the 50th percentile level among the Company's compensation comparator companies for total direct compensation. The Committee considers the targets it establishes to be achievable, but to require above-average performance from each of the executives. Actual awards, if any, are determined by the Committee based on its subjective assessment of each executive's business unit and individual performance. The assessment focuses on achievement of profitability, growth, risk management, and general management objectives; however, formal weightings have not been assigned to these factors.

    In 1997, the Company's targeted bonus level was above the 50th percentile level of the comparator group of companies, and overall total targeted base pay plus bonus was approximately equal to the 50th percentile. The Company's performance in 1997 exceeded the target level of performance. Specifically, with respect to profitability factors, the Company exceeded its goals for return on assets, net income, net charge-offs, noninterest expense, and efficiency ratio. In addition, in measuring the Company's performance relating to growth goals, the Committee noted the Company's successful efforts to reposition its businesses to remain competitive in a changing industry. Those successful efforts included the integration of acquired financial institutions, the introduction of new technology throughout the Company, the effective conversion of acquired banks' services, the internal growth of key businesses, the development of people, and strategic leadership. In analyzing the Company's risk management, the Committee observed that the Company met its goals with respect to credit quality management. As a result, actual bonus awards exceeded the target level.

    Mr. Grundhofer's targeted annual bonus is consistent with the Company's policy of setting a targeted annual bonus sufficient to provide total direct compensation which is approximately equal to the 50th percentile level of the comparator group. Because the Company exceeded its target performance for 1997 based on the factors described in the preceding paragraph, Mr. Grundhofer's actual bonus, as reported in the Summary Compensation Table, was significantly above target, consistent with the goals of the Executive Incentive Plan.

    LONG-TERM INCENTIVES

    The Committee believes that long-term incentive compensation opportunities should be dependent on stock-based measures to strengthen the alignment between management's interests and those of the Company's shareholders. Furthermore, in keeping with the policy of placing a significant portion of executives' total pay at risk, the Committee sets targeted long-term incentive compensation above the 50th percentile levels among the Company's compensation comparator companies. During 1997, the Company granted stock options and restricted stock to the six named executive officers. The following describes the Company's practices relative to each long-term incentive vehicle.

    STOCK OPTIONS. During 1997, the Company granted reload stock options to most executives, including three of the six named executive officers, and regular stock options to four of the six named executive officers. Under the 1997 Stock Incentive Plan, options are granted at an option price not less than the fair market value of the Common Stock on the date of grant. Thus, stock options have value only if the stock price appreciates from the date the options are granted. This design focuses executives on the creation of shareholder value over the long term and encourages equity ownership in the Company. The Company believes that reload stock options advance its objective of executive equity ownership by encouraging executives to exercise their stock options, and thereby increase their direct equity ownership, more quickly than if reload stock options were not available.


    In determining the actual size of regular stock option awards, the Committee considers the value of the stock on the date of grant, competitive practice, the amount of options previously granted, individual contributions, and business unit performance. However, formal weightings have not been assigned to these factors.

    Mr. Grundhofer in 1997 received regular stock options and reload stock options as set forth in the Summary Compensation Table. All of the options granted to Mr. Grundhofer have an exercise price equal to the fair market value on the date of grant. The number of reload stock options granted to Mr. Grundhofer was equal to the number of shares of the Company's Common Stock he tendered to the Company in payment of the exercise price of options exercised during 1997, plus the number of shares withheld by the Company in payment of the taxes arising from the exercises.

    RESTRICTED STOCK. The 1997 Stock Incentive Plan also provides for the granting of restricted stock to executives. In 1997, restricted stock was granted to the six named executive officers in order to improve the Company's ability to retain the individuals who have been and will be critical to the long-term financial success of the Company. In determining the size of restricted stock grants, the Committee considers competitive practices, individual contributions, and the dollar value of the stock. However, formal weightings have not been assigned to these factors. The restricted stock award to Mr. Grundhofer is set forth in the Summary Compensation Table.

CONCLUSION

    The Committee believes the Company's executive compensation policies and programs effectively serve the interests of shareholders and the Company. The Company's various pay vehicles are appropriately balanced to provide increased motivation for executives to contribute to the Company's overall future success and to enhance the Company's value for the shareholders' benefit.

    S. Walter Richey, Chair

    Arthur D. Collins, Jr.

    Robert L. Dryden

    Delbert W. Johnson

    Jerry W. Levin, Vice Chair

    Richard L. Knowlton

    Kenneth A. Macke

    Paul A. Redmond

    Richard L. Robinson

EMPLOYMENT CONTRACTS FOR THE NAMED EXECUTIVE OFFICERS

    The Company has entered into employment agreements with each of the executive officers named in the Summary Compensation Table below. Under Mr. Cameron's agreement, he will serve as Chairman of the Company through December 31, 1998 at an annual salary not less than $840,000 and bonus such that his total cash compensation is equal to the greater of his total salary ($800,000) and bonus ($848,640) in 1996 at Old USB, or the salary and bonus for the year in question of the Company's Chief Executive Officer. The employment agreement provides for lifetime life insurance of $1 million. In the event Mr. Cameron's employment is terminated by the Company without cause (as defined in the agreement) or by Mr. Cameron for good reason (as defined in the agreement), he will receive a lump-sum payment equal to his base salary and annual bonus for the remainder of the term of the agreement, the stock options and restricted stock granted under the agreement will immediately vest, he will be provided certain other enhanced benefits (including lifetime medical benefits for himself and his spouse), and the Company will pay any excise taxes which he may incur as a result of such payments, and any income and excise taxes on such excise tax payments. Upon his termination of employment for any reason, Mr. Cameron is entitled to an annual pension benefit equal to $1 million per year for life (less any benefit payable pursuant to the Company's qualified retirement plan), and if his current wife survives him, she will be entitled to receive an annual benefit of $500,000 per year for her life.


    Under Mr. Grundhofer's employment agreement, he will serve as the Chief Executive Officer for a five-year term commencing August 1, 1997, which term will automatically be extended by one year on each anniversary of the commencement date unless either party notifies the other of its intention not to renew the agreement. Mr. Grundhofer's current annual base salary is $840,000, and he is entitled to a performance-based annual bonus. In the event Mr. Grundhofer's employment is terminated by the Company without cause (as defined in the agreement) or by Mr. Grundhofer for good reason (as defined in the agreement), he will receive a lump-sum payment equal to three times his base salary and annual bonus, all of his nonvested stock options and restricted stock which would have vested during the remaining term of the employment agreement will immediately vest, and he will be provided certain other enhanced benefits, including an additional three years of service credit (five additional years if his employment is terminated within two years of a change in control) for purposes of computing his retirement benefit under the Supplemental Executive Retirement Plan. The Company also will pay any excise taxes which he may incur as a result of such payments, and any income and excise taxes on such excise tax payments. Certain special provisions apply to the determination and payment of bonus awards if termination occurs in anticipation of or within twenty-four months following a change in control. Pursuant to his employment agreement, Mr. Grundhofer is entitled to a minimum annual retirement benefit of $1 million from all of the Company's qualified and nonqualified plans commencing at age 65.



    Under the employment agreements and individual change-in-control severance agreements for the remaining four named executive officers, each of them will serve as Vice Chairman of the Company for a period of three years beginning August 1, 1997 and each will receive the same annual salary and bonus. The agreements each provide for certain payments in the event the respective employee's employment is terminated by the Company other than for "cause" or by the individual for "good reason," as such terms are defined in the agreements. With respect to Messrs. Zona and Heasley, the agreements provide for a lump-sum payment equal to three times the terminated individual's annual salary plus the highest actual bonus paid to the executive in any of the three years prior to the date of the Merger, accelerated vesting of restricted stock and stock options, certain other enhanced benefits, and payment of any excise taxes which may be incurred as a result of such payments, and any income and excise taxes on such excise tax payments. The agreements with Messrs. Sznewajs and Duim provide for substantially similar benefits if their employment is terminated in connection with a change in control of the Company. Otherwise, the agreements with Messrs. Sznewajs and Duim provide for a lump-sum payment equal to the product of (i) the number of months remaining in the term of the agreement divided by 12, multiplied by (ii) annual salary plus the highest actual bonus paid to the executive in any of the three years prior to the Merger. In addition, Messrs. Sznewajs' and Duim's restricted stock and stock options will immediately vest (except that in the event of termination by the executive for good reason, 25,000 shares of restricted stock would not vest), they will receive certain other enhanced benefits, and the Company will pay any excise taxes which may be incurred as a result of such payments, and any income and excise taxes on such excise tax payments.


SUMMARY COMPENSATION TABLE

    The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the five other highest paid executive officers of the Company whose salary and bonus paid by the Company in 1997 exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                   ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                                          -------------------------------------  -------------------------------------
                                                                                          AWARDS             PAYOUTS
                                                                                 ------------------------  -----------

                                                                                                              LONG-
                                                                                 RESTRICTED   SECURITIES      TERM
                                                                  OTHER ANNUAL      STOCK     UNDERLYING    INCENTIVE
NAME AND                                                          COMPENSATION    AWARD(S)     OPTIONS/      PAYOUTS
PRINCIPAL POSITION               YEAR      SALARY($)   BONUS($)        ($)         ($)(4)       SARS(#)        ($)
-----------------------------  ---------  -----------  ---------  -------------  -----------  -----------  -----------
John F. Grundhofer...........       1997     787,500   1,764,000     140,946(2)   4,346,875      572,715            0
  President and                     1996     620,000   1,302,000     144,106(2)           0      753,366            0
  Chief Executive Officer           1995     620,000   1,085,000     124,342(2)           0      247,991            0
Gerry B. Cameron (1).........       1997     350,000   1,764,000       2,114(3)   6,520,313      200,000    3,611,789(5)
  Chairman of the Board             1996      --          --           --            --           --           --
                                    1995      --          --           --            --           --           --
Philip G. Heasley............       1997     429,583     750,000       8,286(3)   6,101,250       11,394            0
  Vice Chairman                     1996     324,792     635,200       7,669(3)           0      192,265            0
                                    1995     305,000     480,000       7,669(3)           0      139,000            0
Richard A. Zona..............       1997     429,583     750,000       9,828(3)   6,101,250       69,222            0
  Vice Chairman                     1996     363,750     712,200       8,423(3)           0      330,804            0
                                    1995     340,000     595,000       8,423(3)           0      119,766            0
Gary T. Duim (1).............       1997     187,500     750,000       2,055(3)   4,346,875      100,000      675,970(5)
  Vice Chairman                     1996      --          --           --            --           --           --
                                    1995      --          --           --            --           --           --
Robert D. Sznewajs (1).......       1997     187,500     750,000       1,936(3)   4,346,875      100,000    1,186,928(5)
  Vice Chairman                     1996      --          --           --            --           --           --
                                    1995      --          --           --            --           --           --



                                 ALL OTHER
NAME AND                       COMPENSATION
PRINCIPAL POSITION                  ($)
-----------------------------  -------------
John F. Grundhofer...........       88,539(6)
  President and                     64,169
  Chief Executive Officer           49,189
Gerry B. Cameron (1).........    5,545,243(7)
  Chairman of the Board             --
                                    --
Philip G. Heasley............       28,078(8)
  Vice Chairman                     20,214
                                    14,072
Richard A. Zona..............       40,536(8)
  Vice Chairman                     26,808
                                    17,261
Gary T. Duim (1).............    2,729,968(9)
  Vice Chairman                     --
                                    --
Robert D. Sznewajs (1).......    3,364,700(9)
  Vice Chairman                     --
                                    --


------------------------

(1) Mr. Cameron, Mr. Duim and Mr. Sznewajs became employees of the Company following the Merger on August 1, 1997.

(2) Benefits received by Mr. Grundhofer include transportation-related expenses of $45,878 in 1997, $55,276 in 1996 and $41,711 in 1995.

(3) Perquisites which do not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for a given Named Executive Officer have been omitted.

(4) Determined by multiplying the market value of the Company's Common Stock on the date of grant by the number of shares awarded. Recipients receive dividends on, and have the right to vote, shares of restricted stock. The Named Executive Officers held shares of restricted stock as of December 31, 1997 with market values as of such date as follows: Mr. Grundhofer, 104,545 shares valued at $11,702,506; Mr. Cameron, 75,000 shares valued at $8,395,313; Mr. Heasley, 99,394 shares valued at $11,125,916; Mr. Zona,
    111,515 shares valued at $12,482,710; Mr. Duim, 50,000 shares valued at $5,596,875; and Mr. Sznewajs, 50,000 shares valued at $5,596,875. Mr.
    Cameron was granted 75,000 shares of restricted stock on August 1, 1997, all of which vest on the earliest of December 31, 1998, a change of control, his death, his termination without cause or his resignation for good reason. Mr. Grundhofer was granted 50,000 shares of restricted stock on August 1, 1997, vesting in equal installments over five years or fully on a change of control, his death or disability, his termination without cause or his resignation for good reason. Messrs. Duim and Sznewajs were each granted 50,000 shares of restricted stock on August 1, 1997, of which 8,333 shares vest on August 1, 1998, 8,333 shares vest on August 1, 1999 and 33,334 shares vest on August 1, 2000 or fully on a change of control, their death or disability, their termination without cause or their resignation for good reason (except that in the event of termination by the executive for good reason, 25,000 shares of restricted stock would not vest). Messrs. Heasley and Zona were each granted 60,000 shares of restricted stock on November 2, 1997, of which 10,000 shares vest on November 2, 1998, 10,000 shares vest on November 2, 1999, 10,000 shares vest on November 2, 2000 and 30,000 shares vest on November 2, 2001 or fully on a change of control, their death or disability, their termination without cause or their resignation for good reason.

(5) Represents amounts paid by the Company following the Merger or accrued by the Company under Old USB's Performance Share Plan and Performance Cash Plan for the partial period ended July 31, 1997.

(6) Includes (a) imputed income in the amount of $15,830 arising from premiums paid by the Company with respect to life insurance for the benefit of Mr. Grundhofer; (b) $67,959 paid pursuant to the Company's flexible compensation program (net of amounts used to purchase benefits), $9,500 of which was applied to Mr. Grundhofer's account in the CAP and $58,459 of which was paid in cash; and (c) a matching contribution made by the Company to Mr. Grundhofer's CAP account in the amount of $4,750.

(7) Includes (a) $743 paid pursuant to the Company's flexible compensation program (net of amounts used to purchase benefits); (b) a matching contribution made by the Company to Mr. Cameron's CAP account in the amount of $9,500; (c) a contribution in the amount of $81,403 to Old USB's Supplemental Benefits Plan that would have been allocated to Mr. Cameron's CAP account had compensation subject to the plan included deferred compensation and had limits under the Code not been applicable; and (d) a payment of $5,453,597 in connection with the Merger.


(8) Includes (a) amounts paid pursuant to the Company's flexible compensation program (net of amounts used to purchase benefits) as follows: Mr. Heasley, $23,328 ($9,500 of which was applied to his account in the CAP and $13,828 of which was paid in cash), and Mr. Zona, $35,786 ($9,500 of which was applied to his account in the CAP and $26,286 of which was paid in cash); and (b) matching contributions made by the Company to Mr. Heasley's and Mr. Zona's CAP accounts in the amount of $4,750 each.


(9) Includes (a) a matching contribution made by the Company to Mr. Duim's and Mr. Sznewajs' CAP accounts in the amount of $9,500 each; (b) a contribution by the Company to Old USB's Supplemental Benefits Plan that would have been allocated to Mr. Duim's and Mr. Sznewajs' CAP accounts had compensation subject to the plan included deferred compensation and had limits under the Code not been applicable: to Mr. Duim, $23,950 and to Mr. Sznewajs, $34,417; and (c) payments in connection with the Merger of $2,696,518 to Mr. Duim and of $3,320,783 to Mr. Sznewajs.

STOCK OPTIONS

    The following tables summarize stock option grants and exercises during 1997 to or by the Named Executive Officers and the values of options granted during 1997 and held by such persons at the end of 1997.

               OPTION/SAR GRANTS IN YEAR ENDED DECEMBER 31, 1997



                                                                                         POTENTIAL REALIZABLE VALUE AT
                                                                                            ASSUMED ANNUAL RATES OF
                                                                                            STOCK PRICE APPRECIATION
                                             INDIVIDUAL GRANTS                                  FOR OPTION TERM
                           ------------------------------------------------------  ------------------------------------------
                             NUMBER OF     % OF TOTAL
                            SECURITIES    OPTIONS/SARS    EXERCISE                        5% ($)               10% ($)
                            UNDERLYING     GRANTED TO      OR BASE                 --------------------  --------------------
                           OPTIONS/SARS   EMPLOYEES IN      PRICE     EXPIRATION     STOCK                 STOCK
NAME                        GRANTED (#)    FISCAL YEAR     ($/SH)        DATE        PRICE      VALUE      PRICE      VALUE
-------------------------  -------------  -------------  -----------  -----------  ---------  ---------  ---------  ---------
John F. Grundhofer.......       71,373(1)                   72.6250    1/30/2000       83.13    749,773      94.57  1,566,280
                                 8,475(1)                   72.6250    2/19/2001       87.50    126,066     104.52    270,310
                                15,324(1)                   72.6250    1/15/2002       91.48    288,934     113.99    633,877
                                13,697(1)                   72.6250    1/19/2003       96.10    321,537     125.51    724,366
                                77,642(1)                   72.6250    1/19/2004      100.90  2,195,328     138.06  5,080,504
                               150,000(2)                   86.9375     8/1/2007      141.61  8,200,875     225.49  20,782,875
                                 9,550(1)                  105.7500    1/15/2002      129.99    231,492     158.26    501,471
                                22,567(1)                  105.7500    1/19/2003      136.56    695,289     174.25  1,545,840
                               112,297(1)                  105.7500    1/19/2004      143.38  4,225,736     191.68  9,649,681
                                91,790(1)                  105.7500   12/19/2006      165.26  5,462,423     252.94  13,510,570
                           -------------
                               572,715           10.1%

Gerry B. Cameron.........      200,000(3)         3.5%      86.9375     8/1/2007      141.61  10,934,905    225.49  27,711,197

Philip G. Heasley........          624(1)                   72.2500   12/19/2006      115.86     27,213     181.77     68,340
                                 2,296(1)                  103.5000    2/16/2003      134.17     70,418     171.85    156,932
                                 7,949(1)                  103.5000    1/19/2004      140.40    293,318     187.78    669,942
                                   525(1)                  103.5000   12/19/2006      161.82     30,618     247.80     75,758
                           -------------
                                11,394            0.2%

Richard A. Zona..........          729(1)                   71.0000    1/19/2004       98.79     20,259     135.36     46,918
                                 2,639(1)                   71.8750    2/16/2003       95.43     62,162     125.05    140,329
                                29,909(1)                   71.8750    1/19/2004       99.81    835,508     136.51  1,933,168
                                35,945(1)                  103.5000   12/19/2006      161.82  2,096,312     247.80  5,186,864
                           -------------
                                69,222            1.2%

Gary T. Duim.............      100,000(4)         1.8%      86.9375     8/1/2007      141.61  5,467,453     225.49  13,855,598

Robert D. Sznewajs.......      100,000(4)         1.8%      86.9375     8/1/2007      141.61  5,467,453     225.49  13,855,598


------------------------------


(1) Represent reload stock options. Optionees may tender previously acquired shares of the Company's Common Stock in payment of the exercise price of a stock option and may tender previously acquired shares or request the Company to withhold sufficient shares to pay the taxes arising from the exercise. The options described above are reload stock options to purchase the number of shares thus tendered and/or withheld. The reload option will have an exercise price equal to the closing price of the Common Stock on the date of exercise of the base option, will be first exercisable six months from such date and will expire on the scheduled expiration date of the base option. All reload options become fully exercisable in connection with a change in control of the Company (as defined). The reload options are nontransferable except to family members or family trusts or partnerships.



(2) The option vests as to 100% of the shares on August 1, 2002; provided that, vesting as to one-third of the shares is subject to acceleration to April 1999 if the Company satisfies certain performance criteria for calendar year 1998, vesting as to an additional one-third of the shares is subject to acceleration to April 2000 if the Company satisfies certain performance criteria for calendar year 1999, and vesting as to the final one-third of the shares is subject to acceleration to April 2001 if the Company satisfies certain performance criteria for calendar year 2000. The option also becomes fully exercisable upon the executive's death or disability, upon a change of control, or upon the executive's termination without cause or resignation for good reason. The option is nontransferable except to family members or family trusts or partnerships. The option contains a reload feature as described in footnote (1) above.



(3) The option was granted on August 1, 1997 and vests as to 100% of the shares on December 31, 1998. The option also becomes fully exercisable upon the executive's death or disability, upon a change of control, or upon the executive's termination without cause or resignation for good reason. The option is nontransferable except to family members or family trusts or partnerships. The option contains a reload feature as described in footnote
    (1) above.



(4) The options were granted on August 1, 1997. One-third of the total grant becomes exercisable on August 1, 1998, an additional one-third becomes exercisable on August 1, 1999 and the final one-third becomes exercisable on August 1, 2000. The options also become fully exercisable upon the executive's death or disability, upon a change of control, or upon the executive's termination without cause or resignation for good reason. The options are nontransferable except to family members or family trusts or partnerships. The options contain a reload feature as described in footnote (1) above.



    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES



                                                                      NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                     UNDERLYING UNEXERCISED           IN-THE-MONEY
                                                                        OPTIONS/SARS AT              OPTIONS/SARS AT
                                         SHARES                           12/31/97(#)                12/31/97($)(1)
                                      ACQUIRED ON       VALUE      --------------------------  ---------------------------
NAME                                  EXERCISE(#)   REALIZED($)(1) EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
------------------------------------  ------------  -------------  -----------  -------------  ------------  -------------
John F. Grundhofer..................      495,766      13,515,298     220,777        609,538      9,404,362     14,605,498
Gerry B. Cameron....................       48,745       3,311,654     207,993        200,000     13,675,975      5,000,000
Philip G. Heasley...................       53,374         608,562      72,132         90,770      4,077,301      3,455,871
Richard A. Zona.....................       88,206       1,941,356     152,416        122,612      7,190,883      3,948,716
Gary T. Duim........................       25,190       1,602,182      41,821        100,000      2,850,472      2,500,000
Robert D. Sznewajs..................       --            --            54,300        100,000      3,427,502      2,500,000


------------------------

(1) Based upon the difference between the per-share option exercise price and the market value of the Common Stock at the applicable measurement date.

PERSONAL RETIREMENT ACCOUNT

    Effective July 1, 1986, the Company adopted a career average pay defined benefit pension plan known as the "Personal Retirement Account" ("PRA"). Essentially all full-time employees of the Company and its subsidiaries are eligible to participate in PRA. As of December 31, 1997, 10,641 employees were participating in PRA. Under the terms of PRA, a separate "account" is maintained for each employee participating in the plan. Each year, credits of from 3% to 6% of the participant's total compensation for that year plus 3% of the participant's total compensation in excess of $5,000 for that year are made to the account for the participant. The basic percentage varies depending upon the participant's number of years of service. If the participant has less than ten years of service, the percentage is 3%. If the participant has ten but less than twenty years of service, the percentage is 4%. If the participant has twenty but less than twenty-five years of service, the percentage is 5%. If the participant has twenty-five or more years of service, the percentage is 6%. Interest is credited to such accounts. In addition, the plan provides certain special additional credits for the accounts of participants who had at least five years of service as of January 1, 1986 and had a total age plus years of service equal to fifty or greater. At the time of normal or early retirement, the accumulated account of the participant is converted into one of several available forms of lifetime annuities or is distributed in a single lump sum to the participant. In the event of the death of the participant, the account balance is payable to survivors of the participant. Plan benefits become 100% vested after five years of service, subject to accelerated vesting under certain circumstances in connection with a change in control of the Company.

    The Company maintains an unfunded deferred compensation plan known as the Defined Benefit Excess Plan to provide retirement benefits which would have been provided under the PRA but for certain limitations established under the Code.

    Based upon a number of assumptions, including retirement at age 65, the following estimated annual payments would be made upon retirement pursuant to the PRA and the Defined Benefit Excess Plan to the following individuals: Mr. Grundhofer, $373,996; Mr. Heasley, $641,249; and Mr. Zona, $413,741.

OLD USB RETIREMENT PLAN

    The Old USB Retirement Plan (the "Retirement Plan") covers certain eligible employees and officers of the Company and its participating subsidiaries who formerly were employees of Old USB. The

Retirement Plan provides for payment of monthly pension benefits based upon an employee's years of service and compensation level. Pursuant to the Old USB Supplemental Benefits Plan (the "Supplemental Plan"), designated key employees, including Mr. Sznewajs and Mr. Duim, will receive retirement benefits in addition to those payable under the Retirement Plan. The following table shows the estimated annual benefits payable under the Retirement Plan (including amounts payable pursuant to applicable provisions of the Supplemental Plan) for participants with various years of benefit service and specified levels of compensation (based on the average during the five consecutive calendar years out of the last ten years for which compensation was highest ("Highest Average Compensation")). The amounts shown in the table are offset by an age 62 Social Security benefit of $13,420.

                     U.S. BANCORP ESTIMATED ANNUAL BENEFITS


HIGHEST 5-YEAR                        YEARS OF SERVICE
AVERAGE COVERED  ----------------------------------------------------------
 COMPENSATION        15          20          25          30          35
---------------  ----------  ----------  ----------  ----------  ----------
 $     125,000   $   38,143  $   55,330  $   55,330  $   55,330  $   55,330
 $     150,000   $   48,455  $   69,080  $   69,080  $   69,080  $   69,080
 $     175,000   $   58,768  $   82,830  $   82,830  $   82,830  $   82,830
 $     200,000   $   69,080  $   96,580  $   96,580  $   96,580  $   96,580
 $     225,000   $   79,393  $  110,330  $  110,330  $  110,330  $  110,330
 $     250,000   $   89,705  $  124,080  $  124,080  $  124,080  $  124,080
 $     300,000   $  110,330  $  151,580  $  151,580  $  151,580  $  151,580
 $     350,000   $  130,955  $  179,080  $  179,080  $  179,080  $  179,080
 $     400,000   $  151,580  $  206,580  $  206,580  $  206,580  $  206,580
 $     450,000   $  172,205  $  234,080  $  234,080  $  234,080  $  234,080
 $     500,000   $  192,830  $  261,580  $  261,580  $  261,580  $  261,580
 $     550,000   $  213,455  $  289,080  $  289,080  $  289,080  $  289,080
 $     600,000   $  234,080  $  316,580  $  316,580  $  316,580  $  316,580
 $     650,000   $  254,705  $  344,080  $  344,080  $  344,080  $  344,080
 $     700,000   $  275,330  $  371,580  $  371,580  $  371,580  $  371,580
 $     750,000   $  295,955  $  399,080  $  399,080  $  399,080  $  399,080
 $     800,000   $  316,580  $  426,580  $  426,580  $  426,580  $  426,580
 $     850,000   $  337,205  $  454,080  $  454,080  $  454,080  $  454,080
 $     900,000   $  357,830  $  481,580  $  481,580  $  481,580  $  481,580
 $     950,000   $  378,455  $  509,080  $  509,080  $  509,080  $  509,080
 $   1,000,000   $  399,080  $  536,580  $  536,580  $  536,580  $  536,580
 $   1,050,000   $  419,705  $  564,080  $  564,080  $  564,080  $  564,080
 $   1,100,000   $  440,330  $  591,580  $  591,580  $  591,580  $  591,580
 $   1,150,000   $  460,955  $  619,080  $  619,080  $  619,080  $  619,080
 $   1,200,000   $  481,580  $  646,580  $  646,580  $  646,580  $  646,580
 $   1,250,000   $  502,205  $  674,080  $  674,080  $  674,080  $  674,080
 $   1,300,000   $  522,830  $  701,580  $  701,580  $  701,580  $  701,580
 $   1,350,000   $  543,455  $  729,080  $  729,080  $  729,080  $  729,080
 $   1,400,000   $  564,080  $  756,580  $  756,580  $  756,580  $  756,580
 $   1,450,000   $  584,705  $  784,080  $  784,080  $  784,080  $  784,080
 $   1,500,000   $  605,330  $  811,580  $  811,580  $  811,580  $  811,580
 $   1,550,000   $  625,955  $  839,080  $  839,080  $  839,080  $  839,080


    Compensation, for purposes of determining retirement benefits payable under the Retirement Plan, generally consists of a participant's non-deferred compensation up to a maximum annual limit imposed by the Code and excludes amounts paid in excess of limits on variable items such as commissions and long-term incentive compensation. Internal Revenue Code limits are disregarded and deferred compensation is included in determining retirement benefits payable under the combined provisions of the Retirement Plan and Supplemental Plan. Retirement benefits in the table above are expressed in terms of single life annuities. Benefits may be reduced from the amounts shown in the table if the participant retires early (before age 65) or if the participant elects to have benefits paid as a joint and survivor annuity.

    Messrs. Sznewajs and Duim have been awarded an enhanced retirement benefit under the Supplemental Plan. Their enhanced retirement benefit will depend on their respective years of benefit service upon retirement. Their enhanced retirement benefits will equal a fraction (2.75% multiplied by the number of years of benefit service, up to a maximum of 55%) multiplied by their respective Highest Average Compensation. For this purpose, Mr. Sznewajs has been credited with 11 years of benefit service for service with a prior employer and, as of December 31, 1997, had a total of 14.735 years of benefit service credited to his account, and, as of the same date, Mr. Duim had a total of 9.929 years of benefit service credited to his account. Messrs. Sznewajs and Duim are each fully vested in their respective enhanced retirement benefits. If Mr. Sznewajs were to retire at age 65 with Highest Average Compensation of $1,447,683, his annual retirement benefits would be $751,808, assuming a single life annuity, reduction for estimated Social Security benefits, and benefits from previous employers. If Mr. Duim were to retire at age 65 with Highest Average Compensation of $1,299,606, his annual retirement benefits, based on the same assumptions as stated for Mr. Sznewajs, would be $698,780. Messrs. Duim's and Sznewajs' respective employment contracts provide that they will receive retirement benefits from either the Company's retirement plans or the retirement plans in effect at Old USB prior to the Merger, whichever are more favorable.


SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    The Company's Supplemental Executive Retirement Plan ("SERP") is available to certain executives with not less than five years of service at the time of termination of employment or death. The SERP generally provides retirement benefits at age 65 equal to 55% of an executive's average base salary and annual incentive awards during his or her last three years of employment (except that, pursuant to his employment agreement, Mr. Grundhofer is entitled to 57.5% of such amount). Executives receive credit for an additional five years of service at age 60 and may receive retirement benefits after age 60 which are equal to the actuarial equivalent present value of the retirement benefit which would be payable at age 65 (except that, pursuant to his employment agreement, Mr. Grundhofer shall be fully vested at age 60, with no actuarial or other reduction for retirement prior to age 65 but after age 60, but with a reduction for commencement of benefits prior to age 65). Payments under the SERP are reduced by other sources of retirement income, including benefits under the PRA, the Defined Benefit Excess Plan, a portion of Social Security benefits and estimated benefits provided by other employers. Lesser benefits are available in the event of termination prior to age 65. The SERP provides for payment of benefits in the form of a single lump sum or an annuity. A participant who has not yet begun to receive payments or benefits under the SERP may elect to receive a distribution of his or her entire SERP benefit under certain circumstances if a change in control has occurred, subject to a 5% forfeiture of benefits.

    Based upon a number of assumptions, including retirement at age 65, the following estimated annual payments would be made upon retirement pursuant to the SERP to the following individuals: Mr. Grundhofer, $634,219; Mr. Heasley, $255,595; and Mr. Zona, $254,149.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1997, the following individuals served as members of the Compensation and Human Resources Committee: Arthur D. Collins, Jr., Robert L. Dryden, Delbert
W. Johnson, Richard L. Knowlton, Jerry W. Levin, Kenneth A. Macke, Paul A. Redmond, James J. Renier, S. Walter Richey and Richard L. Robinson. During 1997, banking subsidiaries of the Company engaged in loan transactions with members of the Compensation and Human Resources Committee and one or more of their affiliates. Such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

                         COMPARATIVE STOCK PERFORMANCE

    Set forth below are line graphs comparing the cumulative total shareholder return on the Company's Common Stock over a five-year and an eight-year period with the cumulative total return on the Standard and Poor's 500 Stock Index and the Keefe, Bruyette & Woods 50 Bank Index over the same periods, assuming the investment of $100 in each on December 31, 1992 and December 31, 1989, respectively, and the reinvestment of all dividends. The Keefe, Bruyette & Woods 50 Bank Index is a market-capitalization-weighted total return index of the 50 largest U.S. banks, including all money center and most major regional banks, published by Keefe, Bruyette & Woods, Inc. The first graph provides a five-year history of shareholder return. The Company believes that the second graph, which provides an eight-year history, is useful in evaluating the Company's performance during the tenure of Mr. Grundhofer and his senior management team.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           U.S. BANCORP    S&P 500    KBW 50
1992               $ 100      $ 100      $ 100
1993                 113        110        106
1994                 126        112        100
1995                 195        153        160
1996                 275        189        227
1997                 460        252        332

                COMPARISON OF EIGHT-YEAR CUMULATIVE TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           U.S. BANCORP    S&P 500    KBW 50
1989               $ 100      $ 100      $ 100
1990                  83         97         72
1991                 159        126        114
1992                 193        136        145
1993                 217        150        153
1994                 243        152        145
1995                 375        209        232
1996                 529        257        329
1997                 886        342        480

                              CERTAIN TRANSACTIONS

STOCK REPURCHASES

    During 1997 and as part of its then-authorized stock repurchase program, the Company purchased shares of its Common Stock held by certain members of management or their affiliates, as follows: on January 14, 1997, the Company purchased (i) 1,000 shares from John R. Danielson, an executive officer of the Company, for an aggregate purchase price of $71,250; (ii) 5,000 shares from the Zona Charitable Foundation, a private, tax-exempt charitable foundation funded and controlled by Mr. Zona, for an aggregate purchase price of $359,375; and
(iii) 30,000 shares from Mr. Grundhofer for an aggregate purchase price of $2,156,250.

LOANS TO MANAGEMENT

    During 1997, banking subsidiaries of the Company engaged in loan transactions with certain of the Company's Directors, executive officers and one or more of their affiliates. Such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

    Pursuant to the Company's Stock Option Loan program, Directors and active employees holding stock options are eligible to receive loans from the Company to be used for the exercise of stock options. Loans bear interest at the applicable federal rate in effect under Section 1274(d) of the Code at the time the loan is made. The following table shows as to the Company's Directors and executive officers: (i) the outstanding balances of stock option loans, if any, as of December 31, 1997, (ii) the largest outstanding balances of such loans at any time during 1997, and (iii) the rate of interest applicable to such loans.

                               STOCK OPTION LOANS

                                                       STOCK OPTION LOAN  MAXIMUM BALANCE OF
                                                          BALANCE AT       STOCK OPTION LOAN     STOCK OPTION LOAN
                                                       DECEMBER 31, 1997      DURING 1997          INTEREST RATE
                                                       -----------------  -------------------  ---------------------
David P. Grandstrand.................................    $      73,950       $      77,301                5.95%
David P. Grandstrand.................................          124,534             125,723                6.01%

John F. Grundhofer...................................          400,000             773,371                5.80%

Philip G. Heasley....................................          490,953             490,953                5.47%
Philip G. Heasley....................................        1,340,505           1,340,505                6.98%
Philip G. Heasley....................................        1,408,477           1,408,477                5.80%
Philip G. Heasley....................................        2,923,433           2,923,433                6.39%

Lee R. Mitau.........................................          186,334             186,334                6.28%

David J. Parrin......................................          211,156             211,156                5.65%

Daniel C. Rohr.......................................          657,421             657,421                4.94%
Daniel C. Rohr.......................................        1,099,911           1,099,911                6.98%
Daniel C. Rohr.......................................        1,690,605           1,690,605                6.32%
Daniel C. Rohr.......................................        1,845,909           1,845,909                6.24%

Robert H. Sayre......................................          160,800             160,800                5.47%
Robert H. Sayre......................................          198,505             198,505                7.21%

Richard A. Zona......................................          572,013             597,307                5.47%
Richard A. Zona......................................          571,446             580,668                6.39%

OTHER TRANSACTIONS

    Eugene Bank Tower Associates Limited Partnership, a Washington limited partnership ("Eugene Tower Associates"), owns and leases the U.S. Bank Center in Eugene, Oregon. Director Carolyn Silva Chambers has an interest in a company which is a general partner in Eugene Tower Associates. A bank subsidiary of the Company made lease payments for space in the U.S. Bank Center totaling approximately $834,000 during 1997.

                         POLICY ON CONFIDENTIAL VOTING

    The Company has procedures to ensure that (i) all proxies, ballots and voting tabulations that identify shareholders are kept permanently confidential, except as disclosure may be required by federal or state law or expressly permitted by a shareholder; and (ii) the receipt and tabulation of proxy cards are performed by an independent third party.

                             SHAREHOLDER PROPOSALS

    In order for shareholder proposals for the 1999 Annual Meeting of Shareholders to be eligible for inclusion in the Company's Proxy Statement, they must be received by the Company at its principal office in Minneapolis, Minnesota on or before November 17, 1998.

PROPOSAL IV. ANNUAL ELECTION OF DIRECTORS

    Mr. Gerald R. Armstrong, 910 Fifteenth Street, No. 754, Denver, Colorado 80202, the holder of record of 2,070 shares of Common Stock, has advised the Company that he plans to introduce the following resolution:

    "That the shareholders of U.S. Bancorp, assembled in person and by proxy in an annual meeting, request that the Board of Directors take those steps necessary to cause annual elections for all directors by providing that at future elections in annual meetings, all directors be elected annually and not by classes as is now provided and that on the expiration of the present terms their subsequent elections shall also be on an annual basis."

    The reasons given by the shareholder for such resolution are as follows:

        "Shareholders of COLORADO NATIONAL BANKSHARES, INC. and the former U. S. BANCORP elected all of their directors annually. The shareholders of the new U.S. BANCORP should not be excepted.

        "It is significant that the shareholders of Chase Manhattan received one year terms for their directors upon the merger with Chemical Bank.

        "Recently, Ameritech, Time-Warner, Lockheed-Martin, Campbell Soups, Atlantic Richfield, Pacific Enterprises, Westinghouse, and other corporations have replaced three year terms with the annual election of all directors.

        "Occidental Petroleum corporation stated in its 1997 proxy statement in support of replacing three year terms with one year terms for its directors:

       "the current Board of Directors...does recognize that under current views of corporate governance a classified board is believed to offer less protection against unfriendly takeover attempts than previously assumed while frustrating stockholders in their exercise of oversight of the board. The Board of Directors believes that the best interests of the stockholders are not currently served by maintaining a classified board...."

        "These actions have increased shareholder voting rights by 300%--and, at no cost to the shareholders.

        "The proponent believes the current system produces only a facade of continuity which should be displaced; and accountability and performance be substituted as the basis for re-election to our board of directors.

        "In view of the size of our board, I believe annual accountability is essential for all directors. Our "Governance Committee" may welcome the opportunity to recommend not re-electing certain nominees rather than deal with "entrenched" directors who contribute very little.

        "If you agree, please vote FOR this proposal. If your proxy card is unmarked, your shares will be automatically voted "against" this proposal."

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE FOREGOING PROPOSAL FOR THE FOLLOWING REASONS:

    In 1986, the shareholders of the Company decided, by a vote at the Annual Meeting, to amend the Company's Certificate of Incorporation to divide the Board of Directors into three classes, with approximately one-third of the Directors elected each year for a three-year term. The Board continues to believe that a "staggered" Board of Directors provides important benefits to both the Company and its shareholders. The Board believes that the staggered election approach facilitates continuity and stability of leadership and policy by helping ensure that at any given time a majority of the Directors will have prior experience as Directors of the Company and will be familiar with its business and operations. This permits more effective long-term strategic planning. The Board believes that the continuity and quality of leadership promoted by a staggered Board helps create long-term value for the shareholders of the Company.

    Additionally, the Board believes that the staggered election approach affords the Company valuable protection against an inadequate unsolicited proposal to take over the Company. In the event of a hostile takeover, the fact that at least two shareholders' meetings will generally be required to effect a change in control of the Board of Directors may encourage the person seeking to obtain control of the Company to initiate arms-length discussions with management and the Board. This will assist management and the Board in seeking to assure that if a transaction is negotiated, it is on the most favorable terms for the shareholders of the Company.

    Approval of the proposal would not in itself declassify the Board of Directors. Approval of the proposal would only serve as a request that the Board of Directors take the necessary steps to end the staggered system of electing Directors. Declassification of the Board would require an amendment to the Company's Restated Certificate of Incorporation. The Company's Restated Certificate of Incorporation requires the affirmative vote of 80% of the outstanding shares of the Company's Common Stock to approve the amendment.

    The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or represented by proxy at the meeting and entitled to vote is necessary for approval of the shareholder proposal regarding the annual election of all Directors. Proxies will be voted against the shareholder proposal unless otherwise specified. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST APPROVAL OF THE PROPOSAL REGARDING THE ANNUAL ELECTION OF ALL DIRECTORS.

                           AVAILABILITY OF FORM 10-K

    The Company's Annual Report on Form 10-K detailing its activities and financial results during 1997 is included as a part of the Company's 1997 Annual Report to Shareholders. If a shareholder requests copies of any exhibits to such Form 10-K, the Company will require the payment of a fee covering its reasonable expenses in furnishing such exhibits. Any such requests should be addressed to Investor and Corporate Relations, U.S. Bancorp, P.O. Box 522, Minneapolis, Minnesota 55480.

                                          By Order of the Board of Directors


                                          /s/ Lee R. Mitau


                                          Lee R. Mitau
                                          SECRETARY

Dated: March 17, 1998

            [MAP SHOWING LOCATION TO MINNEAPOLIS CONVENTION CENTER]

[LOGO OF U.S. BANCORP]

PROXY


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF U.S. BANCORP.

The undersigned, having received the Notice of Annual Meeting and Proxy Statement, revoking any proxy previously given, hereby appoint(s) Susan E. Lester and Lee R. Mitau as proxies (each with power to act alone and with full power of substitution) to vote as directed all shares the undersigned is (are) entitled to vote at the U.S. Bancorp 1998 Annual Meeting of Shareholders and authorize(s) each to vote in his or her discretion upon such other business as may properly come before the meeting, or any adjournment or postponement thereof. IF THIS SIGNED PROXY CARD CONTAINS NO SPECIFIC VOTING INSTRUCTIONS, MY
(OUR) SHARES WILL BE VOTED "FOR" ALL NOMINEES FOR DIRECTOR, "FOR" PROPOSALS 2 AND 3, "AGAINST" PROPOSAL 4, AND IN THE DISCRETION OF THE NAMED PROXIES ON ALL OTHER MATTERS.

Comments and/or Change of Address
--------------------------------------------------------------------------------




--------------------------------------------------------------------------------

PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------

--------------------------------------------------------------------------------

          PLEASE MARK YOUR                                             7216
          VOTES AS IN THIS
  |X|     EXAMPLE.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, AND 3.

                                    VOTE FOR                    WITHHOLD
                                ALL NOMINEES (EXCEPT           AUTHORITY
                                 AS MARKED TO THE           TO VOTE FOR ALL
                                 CONTRARY BELOW)                NOMINEES

1. Election of Directors              |_|                         |_|


To withhold authority to vote for any individual nominee, write that nominee's name in the space below.

-------------------------------------------------------------------------------


The nominees for Director are
Carolyn Silva Chambers, Arthur
D. Collins, Jr., John F.
Grundhofer, Delbert W. Johnson
and Jerry W. Levin.

                                           FOR          AGAINST        ABSTAIN

                                           |_|            |_|            |_|
2. Amendment of Restated
   Certificate of
   Incorporation                           |_|            |_|            |_|



3. Ratify the selection of the
   firm of Ernst & Young LLP
   as independent auditors                 |_|            |_|            |_|




THE BOARD OF DIRECTORS
RECOMMENDS A VOTE "AGAINST"
PROPOSAL 4.

4. Shareholder
   Proposal--Annual Election
   of Directors                            |_|            |_|            |_|



Comments and/or change of
address on reverse side                    |_|


Waive confidential voting                  |_|



SIGNATURE(S)______________________ ______________________ DATE_____________,1998

NOTE: Please sign exactly as your name(s) appear(s) on this Proxy Card. Joint owners should each sign. If signed by an attorney, executor, guardian or in some other capacity or as officer of a corporation, please add title as such. PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


--------------------------------------------------------------------------------